As filed with the Securities and Exchange Commission on January 31, 2008
Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TRUE NORTH ENERGY CORPORATION
(Name of Small Business Issuer as Specified in its Charter)

Nevada (State or Jurisdiction of Incorporation or Organization)	1382 (Primary Standard Industrial Classification Code Number)	98-043482 (I.R.S. Employer Identification Number)

2 Allen Center
1200 Smith Street, 16th Floor
Houston, TX 77002
(713) 353-3948
(Address and Telephone Number of Principal Executive Offices)
(Address of Principal Place of Business or Intended Principal Place of Business)

John Folnovic, President
True North Energy Corporation
2 Allen Center
1200 Smith Street, 16th Floor
Houston, TX 77002
(713) 353-3948
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

  Scott Rapfogel, Esq.
  Gottbetter & Partners, LLP
  488 Madison Avenue, 12th Floor
  New York, New York 10022
(212) 400-6900

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Shares of common stock, par value $0.0001 per share, and common stock underlying warrants	4,445,602	(1)(2)	$0.28	(3)	$1,244,769	$49.00

(1)	Consists of 2,192,476 issued and outstanding shares of common stock and 2,253,126 shares of common stock issuable upon the exercise of warrants.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
Estimated solely for the purpose of determining the amount of the registration fee, based on the average of the high and low sale price of the common stock as reported by the OTC Bulletin Board on January 25, 2008 in accordance with Rule 457 (c) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 31, 2008

TRUE NORTH ENERGY CORPORATION

Prospectus

4,445,602 shares of common stock

This prospectus relates to the offering by the selling stockholders of True North Energy Corporation of up to 4,445,602 shares of common stock, par value $0.0001 per share. Those shares of common stock consist of 2,192,476 shares of common stock and 2,253,126 shares of common stock underlying common stock purchase warrants.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

Our common stock is traded on the OTC Bulletin Board under the symbol “TNEN.OB”. On January 25, 2008 the closing price of our common stock was $0.28 per share.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described under “Risk Factors” beginning on page 5 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated  __________, 2008

TABLE OF CONTENTS
SUMMARY	3

RISK FACTORS	5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	15

SELLING STOCKHOLDERS	16

USE OF PROCEEDS	18

DETERMINATION OF OFFERING PRICE	19

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	19

PLAN OF OPERATION	20

BUSINESS	23

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	35

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	36

EXECUTIVE COMPENSATION	36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	38

PLAN OF DISTRIBUTION	39

DESCRIPTION OF SECURITIES	41

LEGAL MATTERS	45

EXPERTS	45

WHERE YOU CAN FIND MORE INFORMATION	45

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	46

FINANCIAL STATEMENTS	48

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of any sale of securities.

SUMMARY

This summary is not complete and does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this prospectus under “Risk Factors”, and our financial statements and the accompanying notes.

In this prospectus, unless content requires otherwise, “True North”, the “Company”, “we”, “us”, and “our” refer to True North Energy Corporation, a Nevada corporation, and its wholly-owned subsidiary, ICF Energy Corporation, taken as a whole.

Our Company

We are presently engaged in the acquisition, development and production of oil and gas properties in the United States. We were incorporated in Nevada on April 7, 2004 as Ameriprint International Ltd. We changed our name to True North Energy Corporation on March 28, 2006. The July 25, 2007 and August 9, 2006 audit reports accompanying our audited financial statements for the two years ended April 30, 2007 contain opinions from our auditors which express substantial doubt about our ability to continue as a going concern. The going concern uncertainty is based upon our having incurred net losses since our inception, having had no revenues at the times of such reports, and having experienced liquidity problems. These factors raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. For the year ended April 30, 2007 and the quarter ended October 31, 2007 we incurred net losses of $9,069,110 and $871,567, respectively.

Oil and Gas Properties and Leases

On September 19, 2007 our wholly-owned subsidiary, ICF Energy Corp. completed its acquisition of certain oil and gas properties covering an aggregate of approximately 1,150 acres from Prime Natural Resources, Inc. including two producing wells with an estimated two BCF of recoverable gas. These properties are located in Brazoria County, Texas and represent our first revenue producing properties. The wells are currently producing approximately one million standard cubic feet per day of gas and ten barrels of oil per day. We also own oil and gas leases, interests and properties in Alaska and Colorado including:

•	oil and gas leases representing approximately 25,000 acres in the Cook Inlet basin and approximately 10,000 acres in the North Slope basin areas of Alaska; and

•	oil and gas interests and properties in Northwest Colorado in an area covering more than 17,000 acres.

Valens Loans

On September 18, 2007 we and our wholly-owned subsidiary, ICF Energy Corporation entered into a Securities Purchase Agreement with Valens U.S. SPV I, LLC, a Delaware limited liability company in its capacity as agent and with Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. in their capacities as purchasers. Pursuant to the Securities Purchase Agreement, we and ICF Energy Corporation sold secured term notes to Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. in the aggregate principal amount of $3,750,000, following which Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. became our and ICF Energy Corporation's senior secured lenders. At closing, on September 19, 2007, we utilized approximately $2,260,000 of the secured term notes proceeds to pay Prime Natural Resources, Inc. the balance of the cash component of the purchase price due to Prime Natural Resources, Inc. under the Purchase and Sale Agreement between ICF Energy Corporation and Prime Natural Resources, Inc. entered into on August 31, 2007. On September 19, 2007, we also issued 1,928,375 shares of our common stock to Prime Natural Resources, Inc. representing payment of the stock component of the purchase price due to Prime Natural Resources, Inc. under the Prime Purchase and Sale Agreement.

Repayment of the secured term notes and satisfaction of our and ICF Energy Corporation’s other obligations under the Securities Purchase Agreement and related agreements has been secured by the grant of liens and other security interests on all of our and ICF Energy Corporation’s principal assets. We will be creating a lockbox account in favor of Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. with respect to revenues generated by our revenue producing assets to insure that part of such revenues will be used to repay our obligations under the secured term notes. To further secure the debt, we have pledged all of our ICF Energy Corporation‘s shares to Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp.

Corporate Information

Our principal executive offices are located at 2 Allen Center, 1200 Smith Street, 16th Floor, Houston, TX 77002. The telephone number at our principal executive offices is (713) 353-3948. Our website address is www.tnecorp.com. Information contained on our website is not deemed part of this prospectus.

The Offering

Common stock currently outstanding	69,051,449 shares (1)

Common stock offered by the selling stockholders	Up to 4,445,602 shares

Common stock offered by the selling stockholders issuable upon exercise of warrants
Up to 2,253,126 shares. The warrants overlying the common stock consist of: (i) 1,953,126 warrants dated September 18, 2007, each exercisable for the purchase of one share of our common stock for a period of 5 years at an exercise price of $0.48 per share; and (ii) 300,000 warrants dated September 19, 2007 each exercisable for the purchase of one share of our common stock for a period of 5 years at an exercise price of $0.48 per share.

Common stock outstanding after the offering	71,304,575 shares (2)

Use of Proceeds
We will not receive any proceeds from the sale of common stock offered by this prospectus. We will receive the proceeds from all cash exercises of warrants, which we intend to use for general corporate purposes, including for working capital.

OTC Bulletin Board Symbol	TNEN.OB

(1) Includes 2,192,476 shares of common stock which will not be available to trade publicly until the registration statement of which this prospectus is a part is declared effective by the SEC.

(2) Assumes the full exercise of 2,253,126 warrants, but does not assume the exercise of other outstanding warrants.

RISK FACTORS

An investment in shares of our common stock is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. The following discussion addresses those risks that management believes are the most significant, although there may be other risks that could arise, or may prove to be more significant than expected, that may affect our operations or financial results. Only those investors who can bear the risk of loss of their entire investment should participate in this offering. Prospective investors should carefully consider the following risk factors in evaluating an investment in our common stock.

RISKS RELATED TO OUR COMPANY

We have a history of operating losses which may continue.

We have a history of losses and may continue to incur operating and net losses for the foreseeable future. We incurred a net loss of $121,208 for the year ended April 30, 2006, a net loss of $9,069,110 for the year ended April 30, 2007, and a net loss of $871,567 for the three months ended October 31, 2007. As of April 30, 2007 and October 31, 2007, our accumulated deficit was $9,222,056 and $19,387,360, respectively. We have not achieved profitability on a quarterly or on an annual basis. We may not be able to reach a level of revenue to achieve profitability. Our gross revenues for the year ended April 30, 2007 and the three months ended October 31, 2007, were $-0- and $294,453, respectively. If our revenues grow more slowly than anticipated or if our operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress the price for our common stock.

Our auditors have indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern.

Our audited financial statements for the year ended April 30, 2007 were prepared on a going concern basis in accordance with United States generally accounting principles. The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. However, our auditors have indicated that our lack of revenues and accumulated losses since February 1, 2006 (inception of exploration stage) raises substantial doubt as to our ability to continue as a going concern. In the absence of additional financing or significant revenues and profits, we may have to curtail or cease operations. However, we cannot guarantee that will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to us. In the event that these plans can not be effectively realized, there can be no assurance that we will be able to continue as a going concern.

Negative covenants in the Securities Purchase Agreement governing our September 2007 secured term notes limit, among other things, our ability to incur debt, pay dividends, raise additional capital, create liens on our properties and issue equity securities with registration rights, which may impair our ability to pursue our objectives.

The September 18, 2007 Securities Purchase Agreement governing our September 18, 2007 secured term notes contains various negative covenants that limit, among other things, our ability to incur debt, pay dividends, raise additional capital, create liens on our properties and issue equity securities with registration rights without the prior consent of the agent for our September 18, 2007 noteholders. These negative covenants may impair our ability to pursue our business objectives. Any failure to comply with these covenants may constitute a breach under the September 18, 2007 Securities Purchase Agreement governing our September 18, 2007 notes that provides the holders of the September 18, 2007 notes with the right to require us to purchase all or any part of the then outstanding principal amount of the September 2007 notes. We may not have sufficient funds to purchase the September 18, 2007 notes upon such a breach.

The revenues from our oil and gas producing properties will be required to flow through a controlled lockbox account which will limit our access to such revenues.

All revenues from our producing oil and gas properties will be required to flow through a controlled lockbox account to insure that part of such revenues are used to repay our obligations under our September 18, 2007 secured term notes. In the event of a default by us under our September 18, 2007 Securities Purchase Agreement, the related secured term notes or any related agreements, the holders of the secured term notes will be able to block the lockbox account and our access to our revenues until the default is remedied. Repayment of the secured term notes and satisfaction of our obligations under the Securities Purchase Agreement is further secured by liens and other security interests on our assets in favor of the holders of the secured term notes. See “Business - Valens Securities Purchase Agreement.”

Rules issued under the Sarbanes-Oxley Act of 2002 may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for our effective management because of rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges and NASDAQ. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these recent changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of common stock on any stock exchange or NASDAQ (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

If we fail to maintain an effective system of disclosure and internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our stock.

We must maintain effective disclosure and internal controls to provide reliable financial reports and detect fraud. Based on our evaluation as of October 31, 2007, we concluded that we do maintain effective disclosure controls and procedures. Failure to implement changes to our controls that we may identify in the future as necessary to maintain an effective system of such controls could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our stock.

We are an exploration stage company with a limited operating history in the oil and gas business. Accordingly, you will have little basis upon which to evaluate our ability to achieve our business objectives.

We have been an exploration stage oil and gas company since February 1, 2006 and have minimal oil and gas operations and revenues. As an oil and gas exploration and development company with a limited operating history, properties and related assets, it is difficult for potential investors to evaluate our business. Our operations are therefore subject to all of the risks inherent in the establishment of a new business enterprise and must be considered in light of the expenses, difficulties, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the oil and gas industry. Investors should evaluate us in light of the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products, services and technologies. We may never overcome these obstacles.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully acquire oil and gas businesses and properties, to discover reserves, to participate in extraction opportunities, and to identify and enter into commercial arrangements with customers will depend on our developing and maintaining close working relationships with industry participants and on our ability to select and evaluate suitable businesses and properties and consummate transactions in a highly competitive environment. These realities are subject to change and may impair our ability to grow.

To develop our business, we will endeavor to use the business relationships of our management to enter into strategic relationships, which may take the form of joint ventures with private parties and contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that we expect to use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

Competition in obtaining rights to acquire and develop oil and gas reserves and to market our production may impair our business.

The oil and gas industry is highly competitive. Other oil and gas companies may seek to acquire property leases and other properties and services that we also seek to acquire. This competition has become increasingly intense as the price of oil and gas on the commodities markets has risen in recent years. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger companies, which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees, and may conduct their own refining and petroleum marketing operations. The breadth and scope of these companies may provide them with a competitive advantage over us. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we are unable to compete effectively or adequately respond to competitive pressures, this inability may materially adversely affect our results of operation and financial condition.

The natural resource industry is highly competitive in all aspects, including the distribution and marketing of petroleum products. The oil and gas industry competes with other industries in the supply of energy, fuel, and related products to consumers. Development of new projects or expansion of existing operations could materially increase the supply of oil and gas in the marketplace. Depending upon the levels of future demand, increased supplies could negatively impact the prices obtained for oil and gas.

We may be unable to obtain additional capital that we will require to implement our business plan, which would restrict our ability to grow.

We have a limited amount of working capital that will not be sufficient to fully fund our planned operations including participation in an increasing number of development and exploration projects. We will require additional capital to continue to operate our business beyond the initial phase and to expand our operations. We may be unable to obtain the additional capital required.

Future acquisitions, development, production and marketing activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance and accounting expenses) will require a substantial amount of additional capital and cash flow. We may not be successful in locating suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. If we do not succeed in raising additional capital, we may be unable to fund our operations going forward.

Our ability to obtain needed financing may be impaired by such factors as the capital markets (both generally and in the oil and gas industry in particular), our status as a relatively new enterprise without a demonstrated operating history, the location of our oil and gas properties, the price of oil and gas on the commodities markets (which will impact the amount of asset-based financing available to us), or the retention or loss of key management. Further, if oil and gas prices on the commodities markets decrease, then our revenues will likely decrease, and such decreased revenues may increase our requirements for capital. If the amount of capital we are able to raise from financing activities is not sufficient to satisfy our capital needs, we may be required to curtail or cease our operations. Further, we may be forced to sell certain of our assets in an untimely fashion or on less than favorable terms.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We also may be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which may adversely impact our financial condition.

We may not be able to effectively expand operations or manage our growth, which may harm our profitability.

Our strategy envisions expanding our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes, and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to:

•	meet our capital needs;
•	expand our systems effectively or efficiently or in a timely manner;
•	allocate our human resources optimally;
•	identify and hire qualified employees or retain valued employees; or
•	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth, our operations and our financial results could be adversely affected by inefficiency, which could diminish our profitability.

Our business may suffer if we do not attract and retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of our management and other personnel in conducting our intended business. We presently have a small management team that we intend to expand in conjunction with our planned operations and growth. The loss of a key individual or our inability to attract suitably qualified staff could materially adversely impact our business. We presently do not maintain “key man” life insurance on any member of our management team.

Our success depends on the ability of our management and employees to interpret market and geological data correctly and to interpret and respond to economic, market and other conditions in order to locate and adopt appropriate investment opportunities, monitor such investments, and ultimately, if required, to successfully divest such investments. Further, no assurance can be given that our key personnel will continue their association or employment with us or that replacement personnel with comparable skills can be found. We have sought to and will continue to ensure that management and any key employees are appropriately compensated; however, their services cannot be guaranteed. If we are unable to attract and retain key personnel, our business may be adversely affected.

RISKS RELATED TO OUR INDUSTRY

Losses and liabilities arising from uninsured or under-insured hazards could have a material adverse effect on our business.

Our proposed operations will be subject to the customary hazards of recovering, transporting and processing hydrocarbons such as fires, explosions and gaseous leaks, and migration of harmful substances, blowouts and oil spills. A casualty occurrence might result in the loss of equipment or life, as well as injury, property damage or other liability. It cannot be assured that our insurance will be sufficient to cover any such casualty occurrences or disruptions. Our operations could be interrupted by natural disasters or other events beyond our control. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on our business, financial condition and results of operations.

Amendments to current laws and regulations governing our operations could have a material adverse impact on our business.

Our business will be subject to substantial regulation under local and federal laws relating to the exploration for, and the development, upgrading, marketing, pricing, taxation and transportation of oil, gas and related products and other matters. Amendments to current laws and regulations governing operations and activities of oil and gas operations could have a material adverse impact on our proposed business. In addition, there can be no assurance that income tax laws, royalty regulations and government incentive programs related to the oil and gas industry generally, will not be changed in a manner which may adversely affect us and cause delays, inability to complete, or abandonment of properties.

Permits, leases, licenses and approvals are required from a variety of regulatory authorities at various stages of exploration and extraction. There can be no assurance that the various government permits, leases, licenses and approvals sought will be granted to us or, if granted, will not be cancelled or will be renewed upon expiration.

Estimates of oil and gas reserves that we make may be inaccurate. The 3D seismic data and other advanced technologies we use cannot eliminate exploration risk. These factors could impair our ability to generate revenues from operations.

There are numerous uncertainties inherent in estimating quantities of oil and gas resources, including many factors beyond our control, and no assurance can be given that expected levels of resources or recovery of oil and gas will be realized. In general, estimates of recoverable oil and gas resources are based upon a number of factors and assumptions made as of the date on which resource estimates are determined, such as geological and engineering estimates that have inherent uncertainties and the assumed effects of regulation by governmental agencies and estimates of future commodity prices and operating costs, all of which may vary considerably from actual results. All such estimates are, to some degree, uncertain and classifications of resources are only attempts to define the degree of uncertainty involved. For these reasons, estimates of the recoverable quantities of oil and gas, the classification of such resources based on risk of recovery, prepared by different engineers or by the same engineers at different times, may vary substantially.

Our expenditures on exploration may not result in new discoveries of oil or natural gas in commercially viable quantities. It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over-pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

Even when used and properly interpreted, 3D seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators. They do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible. In addition, the use of 3D seismic data becomes less reliable when used at increasing depths. We could incur losses as a result of expenditures on unsuccessful wells. If exploration costs exceed our estimates, or if our exploration efforts do not produce results which meet our expectations, our exploration efforts may not be commercially successful, which could adversely impact our ability to generate revenues from our operations.

We may not be able to develop oil and gas reserves on an economically viable basis, and our reserves and production may decline as a result.

If we succeed in acquiring or discovering oil or natural gas reserves, we cannot assure that these reserves will be capable of production levels we project or in sufficient quantities to be commercially viable. On a long-term basis, our viability depends on our ability to find or acquire, develop and commercially produce additional oil and natural gas reserves. Without the addition of reserves through acquisition, exploration or development activities, our reserves and production will decline over time as reserves are produced. Our future reserves will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we develop and to effectively distribute our production into our markets.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-downs of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. While we will endeavor to effectively manage these conditions, we cannot be assured of doing so optimally, and we will not be able to eliminate them completely in any case. Therefore, these conditions could diminish our revenue and cash flow levels and result in the impairment of our oil and natural gas interests.

Abandonment and reclamation costs are unknown and may be substantial.

We will be responsible for compliance with terms and conditions of environmental and regulatory approvals and all laws and regulations regarding the abandonment of our properties and reclamation of lands at the end of their economic life, which abandonment and reclamation costs may be substantial. A breach of such legislation and/or regulations may result in the issuance of remedial orders, the suspension of approvals, or the imposition of fines and penalties, including an order for cessation of operations at the site until satisfactory remedies are made. It is not possible to estimate with certainty the abandonment and reclamation costs since they will be a function of regulatory requirements at the time.

Our inability to obtain necessary facilities could hamper our operations.

Oil and gas extraction and development activities are dependent on the availability of equipment, transportation, power and technical support in the particular areas where these activities will be conducted, and our access to these facilities may be limited. To the extent that we conduct our activities in remote areas, needed facilities may not be proximate to our operations, which will increase our cost of doing business. Demand for such limited equipment and other facilities or access restrictions may affect the availability of such equipment to us and may delay exploration and development activities. The quality and reliability of necessary facilities may also be unpredictable and we may be required to make efforts to standardize our facilities, which may entail unanticipated costs and delays. Shortages and/or the unavailability of necessary equipment or other facilities will impair our activities, either by delaying our activities, increasing our costs or otherwise.

We may have difficulty distributing our production, which could harm our financial condition.

In order to sell the oil and gas that we are able to produce, we will have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our ability to explore and develop properties and to store and transport our oil and gas production and may increase our expenses.

Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we will operate, or labor disputes may impair the distribution of oil and gas and in turn diminish our financial condition or ability to maintain our operations.

Prices and markets for oil and gas are unpredictable and tend to fluctuate significantly, which could reduce profitability, growth and the value of our business.

Our revenues and earnings, if any, will be highly sensitive to the price of oil and gas. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty, and a variety of additional factors beyond our control. These factors include, without limitation, weather conditions, the condition of the U.S. and global economies, the actions of the Organization of Petroleum Exporting Countries, governmental regulations, political stability in the Middle East and elsewhere, war or the threat of war in oil and gas producing regions, the foreign supply of oil and gas, the price of foreign imports and the availability of alternate fuel sources. Significant changes in long-term price outlooks for oil and gas could have a material adverse effect on us.

Increases in our operating expenses will impact our operating results and financial condition.

Extraction, development, production, marketing (including distribution costs) and regulatory compliance costs (including taxes) will substantially impact the net revenues we derive from the oil and gas that we produce. These costs are subject to fluctuations and variation in different locales in which we will operate, and we may not be able to predict or control these costs. If these costs exceed our expectations, our results of operations may be adversely affected. In addition, we may not be able to earn net revenue at our predicted levels, which may impact our ability to satisfy our obligations.

Penalties we may incur could impair our business.

Failure to comply with government regulations could subject us to civil and criminal penalties, could require us to forfeit property rights, and may affect the value of our assets. We also may be required to take corrective actions, such as installing additional equipment or taking other actions, each of which could require us to make substantial capital expenditures. We also could be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. As a result, our future business prospects could deteriorate due to regulatory constraints, and our profitability could be impaired by our obligation to provide such indemnification to our employees.

Environmental risks may adversely affect our business.

Oil and gas extraction operations present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, state, provincial and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations. The legislation also requires that facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability, and potentially increased capital expenditures and operating costs. The discharge of oil, gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such discharges. The application of environmental laws to our business may cause us to curtail our production or increase the costs of our production, development or exploration activities.

Challenges to title to our properties may impact our financial condition.

Title to oil and gas interests is often not capable of conclusive determination without incurring substantial expense. While we intend to make appropriate inquiries into the title of properties and other development rights we acquire, title defects may exist. In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate. If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired.

RISKS RELATED TO OUR COMMON STOCK

There has been a limited trading market for our common stock that may impair your ability to sell your shares.

There has been a limited trading market for our common stock since our inception. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other assets or companies by using common stock as consideration.

Our common stock is currently quoted on the NASD’s Over-the-Counter Bulletin Board under the symbol “TNEN.OB.” As indicated above, our common stock is not actively traded. As a result, investors may find it difficult to obtain accurate quotations of the price of our common stock. This situation severely limits the liquidity of the common stock, and would likely reduce the market price of the common stock and hamper our ability to raise additional capital.

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations.

Assuming we are able to establish an active trading market for our common stock, the market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

•
Dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel, and in connection with future strategic partnerships with other companies;

•	Announcements of acquisitions, reserve discoveries or other business initiatives by our competitors;
•	Fluctuations in revenue from our oil and gas business as new reserves come to market;
•	Changes in the market for oil and gas commodities and/or in the capital markets generally;
•	Changes in the demand for oil and gas, including changes resulting from the introduction or expansion of alternative fuels;
•	Quarterly variations in our revenues and operating expenses;
•	Changes in the valuation of similarly situated companies, both in our industry and in other industries;
•	Changes in analysts’ estimates affecting us, our competitors and/or our industry;
•	Changes in the accounting methods used in or otherwise affecting our industry;
•	Additions and departures of key personnel;
•	Announcements of technological innovations or new products available to the oil and gas industry;
•	Announcements by relevant governments pertaining to incentives for alternative energy development programs; and
•	Fluctuations in interest rates and the availability of capital in the capital markets.

These and other factors are largely beyond our control, and the impact of these risks, individually or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operations and financial condition.

Our operating results may fluctuate significantly, and these fluctuations may cause our stock price to decline.

Our operating results will likely vary in the future primarily as the result of fluctuations in our revenues and operating expenses, including the coming to market of oil and gas reserves that we are able to develop, expenses that we incur, the price of oil and gas in the commodities markets, and other factors. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all. Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in our common stock.

Applicable SEC rules governing the trading of “penny stocks” will limit the trading and liquidity of our common stock, which may affect the trading price of our common stock.

Our common stock is considered to be a “penny stock” and is therefore subject to SEC rules and regulations that (i) impose limitations upon the manner in which our shares may be publicly traded and (ii) regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules and may increase the difficulty investors might experience in attempting to liquidate such securities.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common stock and our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 270,000,000 shares of capital stock consisting of 250,000,000 shares of common stock and 20,000,000 shares of preferred stock with preferences and rights to be determined by our board of directors. As of January 30, 2008, there were 69,051,449 shares of common stock outstanding and 7,139,260 shares reserved for issuance upon the exercise of outstanding warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. This prospectus includes statements regarding our plans, goals, strategies, intentions, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Since our common stock is considered a “penny stock” we are ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Applicable risks include:

•	The risks associated with oil and gas exploration;
•	Our ability to raise capital to fund capital expenditures;
•	Our ability to find, acquire, market, develop and produce new properties;
•	Oil and gas price volatility;
•	Uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures;
•	Operating hazards attendant to the natural gas and oil business;
•	Downhole drilling and completion risks that are generally not recoverable from third parties or insurance;
•	Availability and cost of material and equipment;
•	Delays in anticipated start-up dates;
•	Actions or inactions of third-party operators of our properties;
•	Our ability to find and retain skilled personnel;
•	Regulatory developments;
•	Environmental risks; and
•	General economic conditions.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time of certain shares of common stock, including an aggregate of 2,253,126 shares underlying warrants. The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below. We are required, under registration rights agreements dated September 18, 2007 which we entered into with Valens Offshore SPV II Corp. and Valens U.S. SPV I, LLC, to register for resale an aggregate of 1,953,126 shares underlying warrants. We are also required under various piggyback registration rights agreements to register for resale the following:

•	300,000 shares underlying a warrant dated September 19, 2007 issued to Energy Capital Solutions, L.P.;

•	1,928,375 shares and 167,101 shares issued to Prime Natural Resources, Inc. on September 19, 2007 and January 30, 2008, respectively;

•	An aggregate of 100,000 shares issued to T. Swanson Inc. and Uphill Limited Liability Company, Stevens J. Revenig, Trustee on August 20, 2007; and

The following table sets forth information about the number of shares beneficially owned by each selling stockholder that may be offered from time to time under this prospectus. The selling stockholders may be deemed to be “underwriters” and any broker-dealers or agents that are involved in selling the shares will be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by selling stockholder acting as underwriters will be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

We have been advised, as noted below in the table that one of the selling stockholders is a broker-dealer and that none of the selling stockholders are affiliates of broker-dealers. We have been advised that each of such selling stockholders purchased our common stock and warrants in the ordinary course of business, not for resale, and that none of such selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

The following table sets forth the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by such stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.
Unless otherwise indicated, the stockholders listed in the table below acquired their shares in the private offering. The percentage of common stock outstanding is based upon a total of 69,051,449 issued and outstanding shares of our common stock on January 30, 2008. Shares underlying warrants or options exercisable within 60 days of January 30, 2008 are considered for the purpose of determining the percent of the class held by the holder of such warrants or options, but not for the purpose of computing the percentages held by others. We have assumed all shares reflected on the table that were acquired in our private offering will be sold from time to time. Because the selling stockholders may offer all or any portion of the common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock acquired in our private offerings that will be held by the selling stockholders upon the termination of any sales of common stock.

Beneficial ownership is calculated based on 69,051,449 shares of our common stock outstanding as of January 30, 2008. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or become exercisable within 60 days of January 30, 2008 are deemed outstanding even if they have not actually been exercised. Unless otherwise set forth below, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.

Selling Shareholder	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (a)	Percentage of Common Stock Outstanding Upon Completion of Offering
Valens U.S. SPV I, LLC (1)	976,353	976,353	0	N/A
Valens Offshore SPV II Corp. (2)	976,773	976,773	0	N/A
Energy Capital Solutions LP † (3)	300,000	300,000	0	N/A
Prime Natural Resources Inc. (4)	2,092,476	2,092,476	0	N/A
T. Swanson Inc. (5)	50,000	50,000	0	N/A
Uphill Limited Liability Company, Steven J. Revenig, Trustee (6)	50,000	50,000	0	N/A

† The selling stockholder is a broker-dealer.

(a)   Assumes all of the shares of common stock to be registered on this registration statement, including all shares of common stock underlying warrants held by the selling stockholders, are sold in the offering by the selling stockholders.

(1)
Represents 976,353 shares underlying presently exercisable warrants. Eugene Grin and David Grin have the power to vote and dispose of the common shares being registered on behalf of Valens US SPV I, LLC.

(2)
Represents 976,773 shares underlying presently exercisable warrants. Eugene Grin and David Grin have the power to vote and dispose of the common shares being registered on behalf of Valens Offshore SPV II Corp.

(3)
Represents 300,000 shares underlying presently exercisable warrants. Keith Behrens and Russell Weinberg have the power to vote and dispose of the common shares being registered on behalf of Energy Capital Solutions LP.

(4)	John R. Hager has the power to vote and dispose of the common shares being registered on behalf of Prime Natural Resources, Inc.

(5)	Vern B. Swanson Jr. has the power to vote and dispose of the common shares being registered on behalf of T. Swanson Inc.

(6)	Steven J. Revenig, Trustee has the power to vote and dispose of the common shares being registered on behalf of Uphill Limited Liability Company, Steven J. Revenig, Trustee.

USE OF PROCEEDS

We will not receive any proceeds from sales of common stock by the selling stockholders under this prospectus. We would, however, receive up to approximately $1,081,500 from the selling stockholders if they exercise their warrants in full, which we would intend to use for working capital and general corporate purposes. The warrant holders may exercise their warrants at any time until their expiration, as further described under “Description of Securities.” Because the warrant holders may exercise the warrants in their own discretion, we cannot plan on specific uses of proceeds beyond application of proceeds to general corporate purposes. We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. From April 18, 2005 until March 28, 2006 our stock was quoted under the symbol “AMPI.OB”. From March 28, 2006 to the present our stock has been quoted under the symbol “TNEN.OB”. The following table sets forth, for the fiscal quarters indicated, the high and low closing bid prices per share of our common stock as reported by the National Association of Securities Dealers composite feed or other qualified interdealer quotation medium. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Where applicable, the prices set forth below give retroactive effect to our 5-for-1 forward stock split which was effected on April 18, 2006.

Quarter Ended	High Bid	Low Bid
October 31, 2007	$0.60	$0.27
July 31, 2007	$0.80	$0.41
April 30, 2007	$2.67	$0.63
January 31, 2007	$3.82	$1.48
October 31, 2006	$6.02	$1.90
July 31, 2006	$2.15	$1.05
April 30, 2006	$1.05	$1.00
January 31, 2006	$0.22	$0.05
October 31, 2005	$0.05	$0.05
July 31, 2005	$0.05	$0.02
April 30, 2005	$0.02	$0.02

As of January 30, 2008 there were 69,051,449 shares of our common stock issued and outstanding.

As of January 30, 2008 there were 70 holders of record of shares of our common stock.

Dividend Policy

We have never declared or paid dividends on shares of our common stock and we intend to retain future earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our then current financial condition, operating results and current and anticipated cash needs.

Securities Authorized for Issuance Under Equity Compensation Plans

From our inception through the present, we have had no equity compensation plans.

PLAN OF OPERATION

We commenced operation as an oil and gas exploration and development company in February 2006. We are presently engaged in oil and gas activities in Alaska, Texas and Colorado. During the year ended April 30, 2007 we also participated in oil and gas exploration activities in Louisiana.

We have generated minimal revenues to date. Our ability to develop and maintain a meaningful level of revenues from operations is dependent on our ability to successfully drill exploration and production wells and complete producing property acquisitions. At the present time, we own interests in two producing wells. These wells currently are producing approximately one million standard cubic feet of gas and ten barrels of oil per day.

Alaska Properties

In January 2006 and May 2006, we acquired oil and gas leases representing approximately 25,000 acres in the Cook Inlet basin and approximately 10,000 acres in the North Slope basin areas of Alaska. We presently are in the process of having the Cook Inlet leases re-registered in our name. We currently maintain a 100% working interest ownership in our Alaska leases, but may elect to sell a portion of our interests at some point in the future.

Effective January 23, 2008 we entered into an Acreage Contribution Contract with Savant Alaska LLC (“Savant”) pursuant to which we have agreed to assign to Savant certain interests of ours in State of Alaska Lease ADL-390839 in exchange for our earning a working interest of up to 2% in a production unit if the test well Savant is drilling on adjacent acreage is successful. The test well will be drilled at the sole expense of Savant and its drilling partners. For a more detailed description of the Acreage Contribution Contract see “Business - Alaska Properties”.

Colorado Properties

In June 2007 we acquired certain oil and gas interests and properties in northwest Colorado in an area covering more than 17,000 acres. At the time of acquisition and presently, these oil and gas interests had and have no production. We hold a 100% working interest in the leases comprising part of the acquired assets. We are currently refining our development plans for the area and expect to start seismic work during the second half of 2008. The purchase price for the interests and properties was approximately $1.4 million, together with an overriding royalty of one to three percent based on the applicable net revenue interest remaining after the landowner’s royalty and existing burdens have been deducted. The purchase price was paid $345,477 in cash and $1,063,006 in shares of our restricted common stock. The number of shares issued was determined based upon the value of our common stock at the market close on June 21, 2007, less a 35% discount. Pursuant thereto, on July 6, 2007 we issued 1,832,769 shares of common stock to the seller. In January 2007 we loaned $180,000 to the seller. Repayment of this loan, which bore interest at an annual rate of 5%, was received in full at the closing of the acquisition.

Texas Properties

On September 19, 2007 our wholly owned subsidiary, ICF Energy Corporation (“ICF”), acquired certain oil and gas properties and related assets in Brazoria County, Texas from Prime Natural Resources, Inc. (the “Prime Assets”) for approximately $3.7 million, including closing and other transaction costs. The purchase price was paid with a combination of cash ($2.4 million), 1,928,375 shares of our restricted common stock valued at approximately $926,000, and the assumption of certain liabilities totaling approximately $343,000.

We financed the purchase of the Prime Assets through the issuance of secured term notes (the “Secured Notes”) to two purchasers (the “Purchasers”). The aggregate principal amount of the Secured Notes totaled $3,750,000. As a result of this transaction, the Purchasers became our and ICF Energy Corporation's senior secured lenders. The Secured Notes, which mature on September 18, 2010, provide for interest payments on the outstanding principal amount at the rate of 13% per annum payable monthly in arrears. Amortizing payments of principal are also due monthly. In addition, we issued common stock purchase warrants to the Purchasers for the purchase of up to 1,953,126 shares of our common stock in connection with the issuance of the Secured Notes and reimbursed the Purchasers’ transaction related costs totaling $336,000.

General

We will require additional financing to fund development costs associated with our existing prospects as well as for any additional lease acquisitions. No assurance can be given that such additional financing will be available to us as and when needed or, if available, the terms on which it will be available.

We plan to spend approximately $5 million during the year ending April 30, 2008 on exploration and development activities such as seismic data acquisition, additional lease acquisition, technical studies and participating in joint venture development and exploration drilling. We do not anticipate drilling on our Alaska properties during the next twelve months (except as related to the Kupcake Prospect as described above). Our primary efforts in Alaska will focus on acquiring additional seismic data, conducting further technical evaluation of our Alaska leases, and exploring opportunities to sell a portion of our Alaskan working interests in an effort to reduce our risk and financial exposure.

We more than likely will require additional financing to meet our working capital requirements, including the cost of reviewing and negotiating transactions and other ordinary general and administrative costs such as regulatory compliance, investor relations, consulting and advisory services, Internet/web hosting, executive compensation, office and general expenses, professional fees, travel and entertainment, and rent and related expenses. We estimate that the level of working capital needed for these general and administrative costs for the next 12 months will approximate $1 million. However, this estimate is subject to change, depending on the number of transactions in which we ultimately become involved. In addition, funding will be required for follow-on development of working interest obligations of any successful exploration prospects.

Oil and gas exploration requires significant outlays of capital and in many situations may offer a limited probability of success. We hope to enhance our chances for success by effectively using available technology, rigorously evaluating sub-surface data, and, to the extent possible, managing dry hole and financial risks.

We intend to rely on synergistic partnering with sophisticated industry partners. The ideal partner would tend to be a regionally focused independent that has a solid grasp on the play's history, and a demonstrated understanding of the technology required to exploit the play. There can be no assurance that we will be able to successfully negotiate any such partnering agreements or raise the necessary financing to invest in such ventures, or that any such venture will yield us any revenues or profits.

We continue to target selected acquisitions of proved on-shore properties in the United States and Canada. We are biased toward acquisitions of long-lived reserves and intend to target negotiated acquisitions. By focusing our efforts on negotiated acquisitions, we seek to avoid competitive bidding situations that are the norm for the sale of these assets and typically result in higher sales prices.

We face competition from firms that are well established, successful, better capitalized and, in many instances, willing to pay more for properties than what we might consider prudent. Our success will depend on the execution of our business plan to:

•	identify available transactions;
•	quickly evaluate which transactions are most promising; and
•	negotiate creative transaction structures.

Presently our staff consists of our two executive officers, John Folnovic and Massimiliano Pozzoni. We do not expect significant changes in our number of employees during the next twelve months. We intend to outsource certain technical and administrative functions on an as-needed basis in order to conduct our operating activities. Our management team will select and hire these contractors and manage and evaluate their work performance.

Business Strategy

We plan to grow our business onshore in the U.S. through a balance of drilling and acquisitions. We will focus our efforts regionally to achieve economies of scale with predictable risk and bases of production. Our principal goals are to provide the Company and our shareholders with opportunity, growth and value. With these goals in mind, we have adopted the following objectives:

•	Lease potentially significant productive acreage in under-explored, neglected, but still highly productive basins such as the Cook Inlet and Beaufort Sea areas in Alaska;

•	Lease as much of the potentially productive natural gas acreage in unconventional gas plays that we can identify;

•
Focus exclusively onshore in North America (and away from geopolitical unrest) where we can benefit from the highly trained and experienced workforce, large available seismic and well control database, and readily available drilling and production technologies;

•	Acquire all of the existing conventional natural gas and oil production and reserves we can afford; and

•	Engage in low to medium risk exploration and development of oil and gas reserves with sophisticated, industry-leading partners.

We believe that natural gas demand is likely to steadily increase as the U.S. economy grows and as natural gas is increasingly seen as the most practical way to reduce greenhouse gas emissions and reduce the risk of climate change. We believe these factors will lead to continuing natural gas price strength in the years to come. Better technologies applied to unconventional reservoirs in a time of structurally higher natural gas prices will result in the discovery and development of significant new natural gas reserves.

As a result of these trends, we have expanded our focus beyond just Alaska and began to aggressively pursue new unconventional gas resource plays with potentially substantial upsides. We believe that this course of action will allow us to be well positioned for future success.

As we pursue these objectives, our business will be subject to the risks typically associated with a start-up company in the competitive and volatile oil and gas resources business.

Our tactics to execute our strategies and achieve our goals and objectives include:

•	Increasing development of internally generated prospects and opportunities;

•	Funding prospects developed by proven geoscientists;

•	Completing negotiated acquisitions of proved properties;

•	Maintaining tight control of general and administrative and geological and geophysical costs by keeping employee levels low and outsourcing as much of our activities as possible;

•	Designing creative deal structures to access acreage, seismic data, prospects and capital;

•	Arranging necessary financing to execute the business plan; and

•	Using equity ownership incentives to align the interests of all our employees and management with that of our shareholders.

Going Concern

In its report as of and for the year ended April 30, 2007 dated July 25, 2007, our auditors, Malone and Bailey, PC, expressed an opinion that there is substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. We have had minimal revenues since our inception and have accumulated a net loss of approximately $19.4 million. Our continuation as a going concern is dependent upon future events, including our ability to raise additional capital and to generate positive cash flows.

BUSINESS

Company Overview

We are presently engaged in the acquisition, exploration, development and production of oil and gas properties in Alaska, Texas and Colorado. We are in the exploration stage, and until the September 19, 2007 closing of a Purchase and Sale Agreement between ICF Energy Corporation and Prime Natural Resources, Inc. had no developed reserves or production, and had not realized any revenues from our operations. We were incorporated in Nevada in April 2004 under the name Ameriprint International Ltd. to engage in the business of providing printing and packaging solutions to entities of all sizes and to specialize in providing templated, low cost, quality printing of high volume, high turnover print materials. We conducted minimal operations in this area and discontinued these operations in January 2006.

Alaska Properties

Our principal Alaska assets consist of oil and gas leases covering approximately 35,000 acres in the Cook Inlet (25,000 acres) and Beaufort Sea (“North Slope”) (10,000 acres) areas of Alaska, the rights to which we acquired during January and May 2006. All of the North Slope leases have been registered in our name. The Cook Inlet leases are in the process of being re-registered in our name. We expect this process to be completed by the summer of 2008. Presently, we hold a 100% working interest in our Alaska leases but may elect to sell a portion of our interests at some point in the future. The Cook Inlet leases provide for a net revenue interest of 87.5% prior to an overriding 5% royalty. The North Slope leases provide for a net revenue interest of 83.33334% prior to an overriding 5% royalty. We pay annual rental fees of approximately $48,000 on the Cook Inlet leases and approximately $16,000 on the North Slope leases.

In connection with our acquisition of the Cook Inlet leases we are obligated to drill or cause to be drilled, at our expense, on or before November 27, 2010, a test well to completion or abandonment, on at least one of three designated Cook Inlet leases, to a bottomhole depth and location at lease sufficient to test both the West Foreland and the Hemlock formations. Failure to drill the test well during that time period, to completion or abandonment, will result in our forfeiture of the three designated leases. These designated leases cover approximately 17,150 acres. In connection with our acquisition of the North Slope leases we are obligated to drill or cause to be drilled, at our expense, on or before March 1, 2012, to completion or abandonment, a test well on each of the four leases comprising our North Slope leases, to a bottom hole depth and location of at least 4,000 feet. Our failure to do so with respect to any such leases during this time period will result in our forfeiture of the North Slope lease or leases to which such failure relates.

On November 6, 2007 we entered into a pooling agreement (the “Pooling Agreement”) with Savant Alaska, LLC (“Savant”) which was given effect as of July 1, 2007. Savant holds leases for the exploration and production of oil and natural gas in an area of Alaska that is contiguous to certain of our North Slope Alaskan interests. Under the Pooling Agreement, we and Savant agreed that we would pool certain leasehold interests, on a net acreage basis, and further agreed to jointly drill a test well within the Savant Kupcake Prospect. The test well was to be located in Section 29, T11N, R17E and was planned to be drilled to a depth of 11,000 feet in order to test the Kemik formation. We were unable to raise our share of the test well drilling costs in time, which would have resulted in our earning a working interest within the pooled area of approximately 8.5%, and in January 2008 the Pooling Agreement was terminated by mutual agreement. Effective January 23, 2008 however, we entered into an Acreage Contribution Contract (the “Contract”) with Savant pursuant to which we have agreed to conditionally assign to Savant the part of our leasehold interest that was to be the subject of the Pooling Agreement (the “Lease Acreage”) in exchange for Savant’s drilling a test well within the Kupcake Prospect and allowing us to potentially earn a working interest of up to 2% in the future production unit if the test well is successful. Under the Contract, in the event the test well is discontinued prior to reaching the required depth, Savant also has the right to drill a substitute well within the Kupcake Prospect.

If Savant fails to drill the test well or substitute well, as the case may be, to the required depth, in the manner and time provided in the Contract, Savant will relinquish its rights in the Lease Acreage. If Savant drills the test well or substitute well, as the case may be, to the required depth, in the manner and time provided in the Contract, it will earn an assignment, effective from the date of the release of the rotary rig from the test well, covering an undivided 75% of 8/8th’s working interest and a proportionate (in accordance with our assigned working interest) 78.33% net revenue interest in the Lease Acreage, limited to the depths and formation lying between the surface and the stratigraphic equivalent of 100 feet below the total depth drilled in the test well.

The entire cost, expense, risk of drilling, production testing, plugging and abandoning the test well will be borne by Savant. If oil and gas is discovered in commercial quantities, the parties will enter into an Operating Agreement governing the rights and obligations of the parties to the Contract in all Lease Acreage in which Savant will earn an interest from us effective as and from the date on which the rotary rig is release from the test well.

Colorado Properties

In June 2007 we acquired certain oil and gas interests and properties in northwest Colorado in an area covering more than 17,000 acres. At the time of acquisition and presently, these oil and gas interests had no production. We hold a 100% working interest in the leases comprising part of the acquired assets. We are currently refining our development plans for the area and expect to start seismic work during the second half of 2008. The purchase price for the interests and properties was approximately $1,036,000 or sixty dollars per acre, together with an overriding royalty of 1 to 3% based on the applicable net revenue interest remaining after the landowner’s royalty and existing burdens have been deducted. The purchase price was paid $345,477 in cash and $690,523 in shares of our restricted common stock valued at the market close on June 21, 2007, less a 35% discount. Pursuant thereto, on July 6, 2007 we issued 1,832,769 shares of common stock to the seller. In January 2007 we had loaned $180,000 to the seller. 5% interest was due on the loan until paid. The loan, together with all interest due thereon, was paid in full at the closing of the acquisition.

Texas Properties

On August 31, 2007 our wholly owned subsidiary, ICF Energy Corporation (“ICF”), entered into a Purchase and Sale Agreement (the “Agreement”) with Prime Natural Resources, Inc., a Texas corporation (“Prime”) pursuant to which, on September 19, 2007, ICF acquired certain oil and gas properties and related assets (the property and assets are hereinafter collectively referred to as the “Assets”) of Prime located in Brazoria County, Texas for approximately $3.7 million, including closing and other transaction-related costs. The purchase price was paid with a combination of cash ($2.4 million), 1,928,375 shares of our restricted common stock valued at approximately $926,000, and the assumption of certain liabilities totaling approximately $343,000. The Assets included the Devon Fee Gas Unit and the O’Leary Unit No. 1 and covered an aggregate of approximately 1,150 acres. The Assets included two producing wells with an estimated two BCF of recoverable gas and also included three additional exploration prospects in the Old Ocean Unit in Brazoria County, Texas. Upon closing, the Agreement was given retroactive effect to July 1, 2007. The producing wells are currently producing approximately one million standard cubic feet per day of gas and ten barrels of oil per day, net to the Asset owner. Present cash flow from the Assets is approximately $200,000 per month after taxes, royalties and operating expenses.

Fiscal 2007 Drilling Operations

We participated in the drilling of five exploratory oil and gas wells in Louisiana and Texas during the year ended April 30, 2007. None of these exploratory wells resulted in a commercial discovery. We expended approximately $6,265,000 in connection with our participation in such drilling. Our working interests in these wells ranged from 8.75% to 25.0% and our share of the related capital expenditures varied from 11.7% to 33.3%. The five exploratory wells consisted of the Frost National Bank Deep Prospect (“McLean #1 Well”) in Live Oak County Texas, the Zodiac II prospect in Jefferson Davis and Calcasieu Parishes in Louisiana (the “Walker LA Properties Findley #19-1 Well”), the Deweyville Prospect (“Hankamer #1 Well”) located in Newton County Texas and Calcasieu Parish in Louisiana, and two wells in Pointe Coupee Parish, Louisiana that were drilled pursuant to our October 1, 2006 and January 1, 2007 Development Agreements with BP America Production Company (the “O. Jarreau Heirs No. 1 Well” and “A. Major Heirs No. 1 Well”).

Advisory Board

On October 5, 2006 we created an advisory board and appointed five persons to serve thereon. Each advisory board member (an “Advisor”) is independent and has an extensive background in oil and gas and/or financial matters including but not limited to corporate governance, compliance, deal flow, and technical matters such as geosciences, drilling, engineering and risk management. The Advisors provide us with advice and assistance with strategic business and financial matters. Each Advisor devotes a minimum of 30 days annually to the provision of the advisory services. We have entered into engagement letters with each of the Advisors. Thereunder, the term of engagement of each Advisor is one year. Each Advisor and we have the right to terminate the engagement upon 30 days prior written notice. The engagement will be automatically extended for additional one year periods, if not terminated by us or the Advisor at least 30 days prior to the applicable anniversary date. Pursuant to the extension provision, the engagement of each of our Advisors was extended for an additional one year period as of October 5, 2007. In consideration of the services being provided, each Advisor is entitled to receive the following:

•	50,000 shares of our restricted common stock payable at the end of each 12 month period of service;

•	A quarterly fee consisting of 5,000 shares of our restricted common stock payable within ten days of the end of each fiscal quarter; and

•
Reimbursement of all reasonable and customary out of pocket business expenses incurred in the performance of his duties under the letter agreement. Expenses in excess of $5,000 require prior approval by us.

The advisory board consists of James Gouveia, George Lindahl III, J. Lanier Yeates, Jeffrey B. Ahbe, and Neville W. Patterson. The background of each Advisor is provided below.

James (Jim) Gouveia, P. Eng.

Mr. Gouveia is a Partner in Rose & Associates LLP., a Houston, Texas based firm that provides consultancy and training services to exploration and production companies in designing, implementing and sustaining risk analysis systems. He is a lead partner for S.E. Asia and the Russian Federation. Mr. Gouveia is a recognized expert in portfolio and project risk management and has 26 years of experience as a practicing reservoir engineer, commercial analyst, evaluations engineer, and multi-disciplinary sub-surface manager. He has provided expert guidance to major oil and gas industry clients on the characterization and economic analysis of tight gas, heavy oil, international, offshore development and coal bed methane unconventional resource. Mr. Gouveia has provided independent reserve and chance assessments for exploration prospects in major oil and gas basins all over the world. He is an active member of the petroleum industry in the major oil and gas centers in North America - Calgary, Denver, Houston and New Orleans. Mr. Gouveia is a past Director of Risk Management for Amoco Energy North America and holds a Bachelor of Applied Science degree in Chemical Engineering from the University of Toronto.

George Lindahl III

Mr. Lindahl is a Managing Partner in Sandefer Capital Partners located in Houston, Texas. Mr. Lindahl is a past Vice Chairman of Anadarko Petroleum and past Chairman and CEO of Union Pacific Resources. He served as an Executive Vice President of Walker Energy and has over 30 years of oil and gas industry experience within both technical arenas as a geologist and a geophysicist and in executive and managerial roles. Mr. Lindahl is currently serving as a Board Member of the Houston Producer’s Forum, Houston Museum of Natural Science, Texas Business Hall of Fame, and as a Chairman of the Board of the Lead Now Ministries. He is currently a Director of EVEP, a public Exploration and Production Master Limited Partnership. Mr. Lindahl graduated from the University of Alabama with a Bachelor of Science in Geology. He has completed Graduate Studies at Tulane University and is a graduate of the Advanced Management Program at the Harvard Business School.

J. Lanier Yeates

Mr. Yeates is the Houston partner of the Gordon Arata McCollam & Eagan Law Firm. Mr. Yeates is licensed to practice law in Texas and Louisiana. His practice is focused on the energy industry. Mr. Yeates has taught Louisiana Oil and Gas Law as a member of the Adjunct Faculty of the University of Houston Law Center and has served as both a member of the Advisory Council of the Louisiana Mineral Law Institute and its Chairman for multiple terms. Mr. Yeates served as Vice-Chairman of the American Bar Association Energy Policy Committee and the Oil & Natural Gas Exploration and Production Committee. He has served on the Technical Subcommittee of the AAPL-OCS Committee’s Deepwater Offshore Operating Agreement Model Form Subcommittee, which developed a deepwater offshore operating agreement that was adopted in 2000 by the AAPL as a model form. Mr. Yeates was appointed for two terms by Governor George W. Bush and served as Vice Chairman of the Spindletop Centennial Celebration Commission and planned the 100th anniversary celebration of the discovery of the Lucas Gusher in the Spindletop Field.

Mr. Yeates currently serves as Chairman-Elect of the Board of Directors of the LSU Foundation and President of Campanile Charities, Inc. He is a past President of the LSU Law Alumni Association. His memberships include the United States Supreme Court Bar Association, the State Bar of Texas, and the College of the State Bar of Texas, the Pro-Bono College of the State Bar of Texas, the Louisiana State Bar Association, the American Bar Association, the Houston Bar Association, and the American Law Institute. Mr. Yeates is a graduate of the Louisiana State University Law School where he served as Associate Editor of the Louisiana Law Review and was graduated Order of the Coif. Mr. Yeates has published numerous articles and other publications and has been a frequent speaker on subjects of importance to the energy industry. In 2004, he published his first novel, Bay of One Hundred Fires.

Jeffrey B. Ahbe

Mr. Ahbe is the President of Ahbe Capital Investment Group Inc., located in Denver, Colorado and is a co-founder of PMT Energy LLC. Mr. Ahbe’s oil and gas career spans over 23 years. He has served as an Executive Vice President of Union Pacific Resources Canada and held numerous executive positions with that company including General Manager of North America operating divisions. While at Union Pacific, Mr. Ahbe was a key member of the team that completed the acquisition of Norcen Canada and the merger between Union Pacific Resources and Anadarko Petroleum. Mr. Ahbe has worked extensively over the years with the financial and investment banking communities and has worked with corporate and regulatory leaders in the United States, Canada and overseas. Mr. Ahbe is currently a member of the board of Eastern Platinum Limited (trading on Toronto and London exchanges), Barplats Investments Limited (trading on the Johannesburg Stock Exchange), and is a director and principal of several privately held companies, including First Platinum Inc. Pty. (S.A.), SRH LLC, Montana Eagle LLC, and Hat Tricks Inc. Mr. Ahbe has served as a past director of the Colorado Oil and Gas Association. He received both his Bachelors and Masters of Sciences Degrees from Purdue University and has completed the Executive Program in Business at Northwestern University’s Kellogg Business School.

Neville W. Patterson

Mr. Patterson is presently the President of W.A. Fritze (North America) Inc., a privately held wine and spirits trading company. The company’s main business activities are conducted in North America, Europe, Argentina and South Africa. Mr. Patterson has thirty-three years of international corporate and entrepreneurial experience spanning four continents. Since 1974, Mr. Patterson has served in various senior corporate finance and treasury positions, both overseas and in North America, with Mobil Oil, Turbo Resources, Unilever and Wiggens Teape (formerly a subsidiary of British American Tobacco). Mr. Patterson has gained extensive experience and knowledge of the operations of various offshore financial markets, including “The Baltic Exchange,” a marketplace for ocean going oil tankers.

Note Financing

Effective March 30, 2007 we issued and sold a $500,000 Convertible Promissory Note (the “Note”) to a single investor (the “Noteholder”) respecting a loan of which we received $250,000 during April 2007 and the remaining $250,000 during May 2007. The Note bore interest at the rate of 8% per annum. Subject to prior conversion or acceleration, the principal balance of the Note was due in a single payment on March 30, 2010. Interest was payable semi-annually with the first such interest payment due on October 1, 2007. In the event we completed an offering (the “Offering”) of $10 million or more of equity or debt securities within 90 days of the date of the Note (the “Offering Completion Date”), the Note, including any accrued and unpaid interest, was to be automatically converted into like shares or securities issued by us in the Offering on the same terms that such like shares or securities were purchased by subscribers in the Offering. The amount of like shares or securities so issued was to be based on the amount of principal and interest converted. In the event an Offering was not completed by the Offering Completion Date, which was the case, we became obligated to issue common stock purchase warrants (the “Warrants”) to the Noteholder. The Warrants were to be exercisable for a period of three years commencing on the date of issuance of the Warrants. The number of shares of our common stock issuable upon exercise of the Warrants and the exercise price was to be calculated based upon the average closing price of our common stock for the 20 business days preceding the date of the Note (the “Average Price”). The number of shares that the Noteholder was to be entitled to purchase upon exercise of the Warrants was to be calculated by dividing the principal amount of the Note by the Average Price. Fractional shares resulting from the calculation were to be rounded up to the next whole share. The exercise price of the Warrants was to be equal to 140% of the Average Price. In August 2007 we cancelled our $500,000 convertible promissory note dated March 30, 2007 (the “Cancelled Note”) and replaced it with two $250,000 convertible promissory notes, dated April 10, 2007 and May 15, 2007, respectively (the “Replacement Notes”). The holder of the Cancelled Note agreed to the cancellation and replacement as the date of the new notes reflected the actual dates on which funds were received by us from the holder. Except for timeline changes owing to the dates of the Replacement Notes, the Replacement Notes contain the same material terms as the Cancelled Note. They bear interest at the rate of 8% per annum and subject to prior conversion or acceleration, note principal is due in a single payment on the third anniversary of the date of the note. Interest on the Replacement Notes is payable semi-annually with the first of such interest payments due the first day of the first month following 180 days from the respective dates of the Replacement Notes. Pursuant to the terms of the April 10, 2007 Replacement Note, on August 30, 2007 we issued 182,249 common stock purchase warrants to the holder, each exercisable for the purchase of one share of our common stock for a period of 3 years from issuance at a price of $1.92 per share. Pursuant to the terms of the May 10, 2007 Replacement Note, on August 30, 2007 we issued 298,330 common stock purchase warrants to the holder, each exercisable for the purchase of one share of our common stock for a period of 3 years from issuance at a price of $1.17 per share. In connection with the Valens financing discussed below, the holder of the Replacement Notes entered into a subordination agreement in which it agreed to take a junior position to that of the Valens entities.

August 2007 Bridge Financing

On August 23, 2007 we received an aggregate of $250,000 in loan proceeds from two persons (the “Lenders”) and issued to each of the Lenders a secured promissory note in the principal amount of $125,000 (each a “Note” and collectively the “Notes”). Each Note bore interest at the rate of 12% per annum. Subject to earlier payment, at our option, interest on the unpaid principal amount of each Note was payable in monthly installments commencing September 1, 2007 and principal was due and payable on the earlier of November 19, 2007 or 15 days following the closing of an asset acquisition we had entered into with Prime Natural Resources, Inc., a Texas corporation. If all interest and principal due on the Note was not paid on or before November 19, 2007 the interest rate was to be increased to 24% per annum from November 19, 2007 until the Note was repaid in full. Until paid in full, each Note was secured by 1,250,000 shares of our restricted common stock (the “Stock”) standing in the name of Massimiliano Pozzoni or John Folnovic. In connection therewith, we made, executed, acknowledged, delivered and filed such documents and instruments, including without limitation a financing statement on Form UCC-1, as was reasonably necessary, to effect complete, or perfect the security interest of the Lenders in the Stock. Pursuant to the Notes we issued 50,000 shares (the “Shares”) of our restricted common stock to and in the name of each Lender. Until such time that the Shares become eligible for resale pursuant to Rule 144(k) of the General Rules and Regulations under the Securities Act of 1933, as amended, the Shares have been granted piggyback registration rights. Such piggyback registration rights apply to all future registration statements of ours other than registration statements relating solely to employee benefit plans or business combinations. At the loan closings, we paid each Lender a cash fee of $3,750 to reimburse them for the costs and expenses incurred by them in connection with the loan transaction. We further agreed to pay the reasonable fees and disbursements of their respective legal counsels in connection with the enforcement of their rights under the Notes. On September 19, 2007 the Notes were repaid in full from proceeds received pursuant to the Valens Securities Purchase Agreement discussed below.

Valens Securities Purchase Agreement

On September 18, 2007 we and our wholly-owned subsidiary, ICF Energy Corporation (“ICF”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Valens U.S. SPV I, LLC (“Valens US”), a Delaware limited liability company in its capacity as Agent and with Valens US and Valens Offshore SPV II, Corp. in their capacities as purchasers (the “Purchasers”). Pursuant to the Securities Purchase Agreement, we and ICF sold secured term notes (the “Secured Notes”) to the Purchasers in the aggregate principal amount of $3,750,000, following which the Purchasers became our and ICF's senior secured lenders. At closing, on September 19, 2007, we utilized approximately $2,260,000 of the Secured Notes proceeds to pay Prime Natural Resources, Inc. (“Prime”) the balance of the cash component of the purchase price due to Prime under the Purchase and Sale Agreement between ICF and Prime (the “Prime Purchase Agreement”) entered into on August 31, 2007. On September 19, 2007, we also issued 1,928,375 shares of our common stock to Prime representing payment of the stock component of the purchase due to Prime under the Prime Purchase Agreement. In connection with this issuance, we granted Prime piggyback registration rights.

The cash and stock payments allowed us to complete ICF’s acquisition of certain oil and gas assets of Prime including two producing wells with an estimated two BCF of recoverable gas. The producing properties are currently producing approximately one million standard cubic feet per day of gas and ten barrels of oil per day, net to the asset owner. All revenues from these producing assets and all other assets owned by ICF are required to flow through a controlled lockbox account to insure that part of such revenues will be used to repay the obligations under the Secured Notes. In the event of a default by us or ICF under the Securities Purchase Agreement, the Secured Notes or any related agreements, the Purchasers will have the right to block the account until the default is remedied. Repayment of the Secured Notes and satisfaction of our and ICF’s other obligations under the Securities Purchase Agreement and related agreements has been secured by the grant of liens and other security interests on all of our and ICF’s principal assets. To further secure the debt, we have pledged our ICF shares to the Purchasers.

In addition to the foregoing, pursuant to the Securities Purchase Agreement and related agreements:

•	we issued common stock purchase warrants to the Purchasers to purchase up to an aggregate of 1,953,126 shares of our common stock (the “Company Warrants”);

•	ICF issued common stock purchase warrants to the Purchasers to purchase up to an aggregate of 1,000 shares of common stock of ICF (the “ICF Warrants”);

•
ICF issued to the Purchasers an aggregate 5% overriding royalty interest in the oil and gas properties of ICF which reduces to an aggregate 3% overriding royalty interest upon the payment in full of the Secured Notes;

•
we and ICF paid to the Purchasers and/or Valens Capital Management, LLC, the investment manager for the Purchasers an aggregate of approximately $336,000 consisting of transaction fees, advance prepayment discount deposits, due diligence fees and the reimbursement of expenses (including legal fees and expenses) incurred by the Purchasers in connection with the entering into of the Securities Purchase Agreement and related agreements;

•	we and ICF agreed to negative covenants customary for transactions of this type;

•	we and ICF granted registration rights to the Purchasers with respect to the shares underlying the Company and ICF warrants;

•
we and ICF granted the Purchasers a right of first refusal to provide additional financing sought by us, ICF, or our respective subsidiaries, if any, until such time as all obligations of ours and ICF to the Purchasers have been paid in full excluding financing for the proposed Powder River Transaction, as hereinafter defined;

•
we and ICF entered into an agreement with the Purchasers to negotiate the terms of a shareholders agreement between the Purchasers and the then shareholders of ICF at such time, if ever, that the Purchasers exercise the ICF warrants, such shareholders agreement to require ICF to seek the written approval of the Purchasers before taking certain actions;

•
EH&P Investments AG (“EH&P”), the holder of an aggregate of $500,000 of our promissory notes entered into a subordination agreement with Valens US, in its capacity as agent for the Purchasers in which EH&P agreed to take a junior position to that of the Purchasers;

•	we utilized approximately $252,384 of the net proceeds from the Secured Notes to pay off our August 23, 2007 secured promissory notes in the aggregate principal amount $250,000;

•
we and ICF entered into a Collateral Assignment with Valens US, in its capacity as agent for the Purchasers, whereby we and ICF assigned to Valens US for the ratable benefit of Valens US and the Purchasers all of our rights, but not the obligations, under the Prime Purchase Agreement and related agreements;

•
we and ICF entered into a Master Security Agreement, dated September 18, 2007 whereby we assigned and granted to Valens US, as Agent, for the ratable benefit of the Purchasers, a security interest in certain property now owned or at any time thereafter acquired by us or ICF, or in which we or ICF have or at any time in the future may acquire any right, title, or interest;

•
we paid $192,000, agreed to issue 300,000 common stock purchase warrants with an exercise price of $0.48 per share and granted piggyback registration rights with respect to the shares underlying the warrants to a financial advisor as a finder’s fee; and

•
we and ICF executed a post closing letter dated as of September 18, 2007 with Valens US, in its capacity as Agent for the Purchasers, in which Valens US agreed to allow us to satisfy certain requirements under the Securities Purchase Agreement on a post closing basis, the failure of which to achieve within the applicable time limits contained therein constitutes an event of default under the Securities Purchase Agreement and related agreements.

The Secured Notes which mature on September 18, 2010 (the “Maturity Date”) provide for interest payments on the outstanding principal amount at the rate of 13% per annum payable monthly in arrears. Amortizing payments of principal are also due monthly. Commencing October 1, 2007 and on the first business day of such succeeding month thereafter through and including the Maturity Date (each an “Amortization Date”) we and ICF are required, jointly and severally, to make monthly payments to the Purchasers in an amount equal to the monthly Amortization Amount (which includes any accrued and unpaid interest on such portion of the principal amount) plus any and all other unpaid amount which are then owing under the Notes, the Purchase Agreement and/or any related agreements. For each Amortization Date during the period ending on September 18, 2008, Amortization Amount means an amount equal to the greater of (i) $100,000 and (ii) sixty percent (60%) of the net revenue (the “Net Revenue Amount”) relating to all oil and gas properties of ICF (collectively, the Oil and Gas Properties”) for the calendar month immediately preceding the applicable Amortization Date and (b) for each Amortization Date thereafter, an amount equal to the greater of (i) $100,000 and (ii) eighty percent (80%) of the Net Revenue Amount relating to the Oil and Gas Properties for the calendar month immediately preceding the applicable Amortization Date, provided, however, such percentage will increase to one hundred percent (100%) upon the occurrence and during the continuance of an event of default.

The Company Warrants are exercisable at any time during the five year period ending September 18, 2012 at an exercise price equal to the lesser of (i) $0.48 per share or, (ii) if the transactions contemplated by a purchase and sale agreement involving oil and gas assets and properties in Wyoming’s Powder River Basin (the “Powder River Transaction”) being negotiated between us and Angel LLC, CN Energy LLC, Swanson Energy Company, LLC, Fuel Exploration, LLC, MHBR Energy LLC, and Rocky Mountain Rig LLC (collectively the “Sellers”) are consummated, a price equal to the then fully diluted price per share of the Company common stock issued by us to the Sellers in connection with such purchase and sale agreement. The Company Warrants contain customary adjustment provisions for events affecting the Company and its common stock. The Purchasers have been granted registration rights with respect to the Company Warrants. To date, the Powder River Transaction has not been consummated and may never be consummated. Among other things, we do not presently have the funds necessary to consummate the Powder River Transaction.

The ICF Warrants are only exercisable in the event the Powder River Transaction is not consummated on or before January 18, 2008. As that did not happen, the ICF Warrants are presently exercisable. The exercise price of the ICF Warrants is $0.01 per share. The ICF Warrants contain a cashless exercise provision and customary adjustment provisions for events affecting ICF and its common stock. The Purchasers have been granted registration rights with respect to the ICF Warrants.

The Company Registration Rights Agreements with Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. provide for the registration of the shares underlying the Company Warrants. We are further required to have the registration statement declared effective on or before March 18, 2008. The Company Registration Rights Agreements require us to pay liquidated damages if we do not satisfy our obligations under such agreements, including our obligations to obtain, or maintain the effectiveness of registration statements as required under the Company Registration Rights Agreements.

Prime Consulting Agreement

On December 21, 2007 we entered into a nine month consulting agreement (the ‘Consulting Agreement”) with Prime Natural Resources, Inc. (“Prime”) pursuant to which Prime provides us with bookkeeping, accounting, financial reporting and related services. The Consulting Agreement was given retroactive effect to October 1, 2007, the date on which Prime began rendering such services. As compensation for the services rendered to us by Prime under the Consulting Agreement we pay Prime a monthly cash fee of $5,000 and also pay Prime a quarterly fee in the form of shares of our common stock valued at $45,000 payable at the end of each of the quarters ended December 31, 2007, March 31, 2008 and June 30, 2008. The number of shares issuable to Prime for each quarterly period is determined by taking the average closing price of our common stock during the last five business days of each month during the quarter and apportioning such number of shares equal to the amount of $15,000 for each of the three months comprising the quarter. We have granted Prime piggyback registration rights with respect to these share payments. The Consulting Agreement also provides for the payment of expense reimbursement to Prime. On January 30, 2008 we issued 167,101 shares to Prime constituting payment of the stock fee due to Prime under the Consulting Agreement for the three months ended December 31, 2007.

Charter Amendment to Increase Authorized Capital

By written consents dated May 4, 2007 our board of directors and our stockholders holding 34,750,000 (approximately 53.7%) of our outstanding common shares on May 4, 2007 authorized us to amend our Articles of Incorporation to increase our authorized capital stock from 120 million shares consisting of 100 million shares of common stock, $0.0001 par value and 20 million shares of preferred stock, $0.0001 par value to 270 million shares, consisting of 250 million shares of common stock, $0.0001 par value and 20 million shares of preferred stock, $0.0001 par value. The amendment required the affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon. There were no dissenters’ rights applicable to the amendment. Our stockholders were provided with notice of the proposed amendment. We filed the Certificate of Amendment to our Articles of Incorporation on October 9, 2007.

Principal Products and Services

We are in the exploration stage and have limited oil and gas producing properties. We need to raise a significant amount of capital to pay for our planned exploration and development activities. If we cannot raise the capital we require or find partners that can fund our required expenditures, we will not be able to drill and our business will fail. Even assuming that we obtain the financing we require, if we do not discover and produce additional commercial quantities of oil and natural gas, we will have minimal products or services to offer and our business could fail.

Competitive Business Conditions

The oil and natural gas industry is highly competitive. We compete with private and public companies in all facets of the oil and natural gas business. Numerous independent oil and gas companies, oil and gas syndicators, and major oil and gas companies actively seek out and bid for oil and gas prospects and properties as well as for the services of third-party providers, such as drilling companies, upon which we rely. Many of these companies not only explore for, produce and market oil and natural gas, but also carry out refining operations and market the resultant products worldwide. Most of our competitors have longer operating histories and substantially greater financial and other resources than we do.

Competitive conditions may be affected by various forms of energy legislation and/or regulation considered from time to time by the government of the United States and other countries, as well as factors that we cannot control, including international political conditions, overall levels of supply and demand for oil and gas, and the markets for synthetic fuels and alternative energy sources.

In an effort to achieve operating efficiency, we intend to rely on independent contractors to assist in conducting our operations including the provision of technical, geological, geophysical and financial reports on our leased properties. Because of current high-energy prices, lead times necessary to acquire drilling rigs or the services of independent contractors in the industry are high. As a result, we may not be able to compete successfully and competitive pressures may adversely affect our business, results of operations and financial condition.

Patents, Trademarks & Licenses

We do not own any patents, trademarks, copyrights or other forms of intellectual property.

Need For Governmental Approval And The Effects Of Regulations

We presently are subject to various laws and regulations of the United States, as well as the states and municipalities in which we operate that govern the exploration, development and production of oil and natural gas. The Alaska Department of Natural Resources - Division of Oil and Gas and the Alaska Oil and Gas Conservation Commission determine most of the procedures and regulations that concern oil and gas exploration and production activities in Alaska. The Railroad Commission of Texas - Oil and Gas Division determines most of the procedures and regulations that concern oil and gas exploration and production activities in Texas. The Colorado Oil and Gas Conservation Commission determines most of the procedures and regulations that concern oil and gas exploration and production activities in Colorado. We also are subject to, or will be subject to, regulation by, among others, the Alaska Department of Commerce, Community and Economic Development; the Alaska Department of Fish and Game; the U.S. Environmental Protection Agency; the U.S. Fish and Wildlife Service; and the U.S. Department of the Interior Bureau of Land Management. We will have to abide by and follow the procedures established by the above agencies. These procedures are generally designed to prevent pollution, to provide funds or procedures for cleaning up air pollution that cannot be prevented, and generally to protect land, water, air, flora and fauna from unnecessary or undue damage or disturbance.

Research & Development

We have not performed any research and development since our inception.

Employees

John Folnovic serves as our President and Chief Executive Officer. Massimiliano Pozzoni, our majority shareholder, serves as our Secretary, Treasurer and Principal Financial Officer.

We have used a number of independent contractors on an as-needed basis to conduct our operating activities and expect to continue to do so. Our management team will select and hire these independent contractors and manage and evaluate their work performance. We intend to use various independent contractors to provide technical, geological, geophysical and financial reports on our properties.

We are not subject to any collective bargaining agreements. We believe that our relationships with our employee and independent contractors are satisfactory.

Our Business Strategy

For a description of our business strategy, see “Plan of Operation - Business Strategy”.

Description of Property

Our principal executive office is located at 1200 Smith Street, 16th Floor, Houston, Texas 77002. We pay a monthly rental of $300 per month for this virtual office lease, which we utilize for certain of our administrative needs. At that location, we have access to conference and meeting room facilities on an as needed basis. We also sublease approximately 175 square feet of office space at 1400 Woodloch Forest Drive, Suite 530, The Woodlands, Texas 77380 at a monthly cost of $850. We utilize this space for administrative needs as well including, but not limited to, our banking, oil and gas operations, and public company filing requirements. This sublease has a present term of six-months that expires on July 31, 2007 and is renewable thereafter for additional six-month terms. We also lease approximately 1,470 feet of office space in Golden, Colorado at the rate of $2,500 per month. The lease commenced on September 1, 2007 and runs through December 31, 2008. We believe that our property leases are suitable for our current and projected needs.

Legal Proceedings

From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, government actions, administrative actions, investigations or claims are pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below is certain information regarding our directors, executive officers and key personnel.

Name	Age	Position
John I. Folnovic	51	Chief Executive Officer, President and Director

Massimiliano Pozzoni	31	Secretary, Treasurer, Chief Financial and Accounting Officer and Director

Our directors and officers hold office until the earlier of their death, resignation, or removal or until their successors have been duly elected and qualified. There are no family relationships among our directors and executive officers.

John I. Folnovic

Mr. Folnovic has served as our President, Chief Executive Officer and as a Director since June 1, 2006. Mr. Folnovic is an engineer and a 26-year petroleum industry veteran; formerly Vice President and Chief Operating Officer of Dominion Energy Canada Ltd. and President and Chief Executive Officer of Sunmatrix Petroleum Corporation. Prior to that, Mr. Folnovic held senior leadership positions in BP Canada and Amoco Canada gas and oil business units. He has led multidisciplinary teams of geologists, geophysicists, engineers, operations and administration staff in managing oil and gas assets generating $300 million in revenue and an annual capital budget of $200 million. He played an instrumental role in the development of BP Canada’s heavy oil assets that were subsequently sold to Canadian Natural Resources and Penn West Petroleum for $1.6 billion. Mr. Folnovic directed operations and a portfolio of assets that produced 60,000 boepd of oil and gas, including thermal heavy oil assets producing 30,000 bpd of bitumen. He was a recipient of the Chairman's Award for his work in implementing project management, risk analysis systems and portfolio management processes within Amoco Canada. He held numerous technical, business, and operational assignments throughout Northern Canada. From 2003 through May 2006, Mr. Folnovic was a Chief Executive Officer of Petrodell Energy Inc., a private oil and gas company based in Alberta, Canada. From 2000 to 2003 Mr. Folnovic served as a Managing Partner of the business consulting firm Myexecutive Inc. and was an acting CEO and a Director of Sunmatrix Petroleum Corporation from 2001 to 2003. From 1998 to 2000, Mr. Folnovic was a Vice President and the Chief Operating Officer of Dominion Energy Canada Ltd.

Massimiliano Pozzoni

Mr. Pozzoni has served as an executive officer of ours and as a Director since January 27, 2006. Mr. Pozzoni served as our sole executive officer from January 27, 2006 until June 1, 2006. From June 1, 2006 to the present, Mr. Pozzoni has served as our Secretary, Treasurer, and Chief Financial and Accounting Officer. From March 2004 until January 18, 2007 Mr. Pozzoni served as an executive officer and as a Director for Falcon Natural Gas Corp., a U.S. public company engaged in oil and gas operations. From November 2003 to June 1, 2005, Mr. Pozzoni also served as the Chief Executive Officer and Director of Gulf Coast Oil & Gas Inc., formerly Otish Mountain Diamond Company, a public reporting company. From September 2001 to July 2003, Mr. Pozzoni attended London Business School on a full-time basis. From June 2002 to August 2002, Mr. Pozzoni worked as a Summer Associate at Lehman Brothers Inc. From June 1998 to June 2001, Mr. Pozzoni worked as an engineer at Schlumberger Oilfield Services. Mr. Pozzoni received a Bachelor degree in International Business in 1998 from the University of Kansas and an MBA degree from the London Business School in 2003.

Board of Directors and Corporate Governance

Our board of directors consists of two members: John Folnovic and Massimiliano Pozzoni.

Board Committees

We have not formally designated a nominating committee, an audit committee, a compensation committee, or committees performing similar functions. Based on our small size and our early development stage, our board has not yet designated such committees. The board intends to designate one or more such committees at such time that the size of the board increases.

Our board of directors intends to appoint such persons and form such committees as are required to meet the corporate governance requirements imposed by Sarbanes-Oxley and the national securities exchanges. Therefore, we intend that a majority of our directors will eventually be independent directors and at least one director will qualify as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-B, as promulgated by the SEC. Additionally, our board of directors is expected to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee. Until further determination by the board of directors, the full board of directors will undertake the duties of the audit committee, compensation committee and nominating committee. We do not currently have an “audit committee financial expert” since we currently do not have an audit committee in place.

Consideration and Determination of Executive and Director Compensation

As members of the board of directors, our executive officers make recommendations and participate in the voting with respect to the compensation of executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 30, 2008. The table sets forth the beneficial ownership of each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of common stock, each of our directors and executive officers, and all of our directors and executive officers as a group. The address of each director and executive officer is c/o True North Energy Corporation, 2 Allen Center, 1200 Smith Street, 16th Floor, Houston, TX 77002.
Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Class of Shares Beneficially Owned (1)
Massimiliano Pozzoni	19,250,000	27.88%

John Folnovic	15,500,000	22.45%

Executive Officers and Directors as Group (2 persons)	34,750,000	50.32%

(1) Beneficial ownership percentages are calculated based on 69,051,449 shares of common stock issued and outstanding as of January 30, 2008. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. The number of shares beneficially owned by a person includes shares of common stock underlying options or warrants held by that person that are currently exercisable or exercisable within 60 days of January 30, 2008. The shares issuable pursuant to the exercise of those options or warrants are deemed outstanding for computing the percentage ownership of the person holding those options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite that person’s name, subject to community property laws, where applicable, unless otherwise noted in the applicable footnote.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in each of the last two completed fiscal years for our principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000 and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at the end of our fiscal year. Such officers are referred to herein as our “Named Executive Officers.”

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
John Folnovic (1)	2007	117,828	0	0	0	0	0	0	117,828
Chief Executive Officer	2006	0	0	0	0	0	0	0	0

Massimiliano Pozzoni	2007	130,000	0	0	0	0	0	0	130,000
Chief Financial Officer	2006	30,000	0	0	0	0	0	0	30,000

(1) John Folnovic has served as our Chief Executive Officer and as a Director since June 1, 2006.

(2) Massimiliano Pozzoni served as our sole executive officer and as a Director from January 27, 2006 until June 1, 2006. From June 1, 2006 to the present, Mr. Pozzoni has continued to serve as our Secretary, Treasurer, Chief Financial and Accounting Officer and as a Director.

We have not issued any stock options or maintained any stock option or other incentive plans since our inception. We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans. Similarly, except as provided herein with respect to our Executive Employment Agreement with John Folnovic, we have no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payments to the named executive officers or any other persons following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in control of us or a change in a named executive officer’s responsibilities following a change in control.

Employment Agreements

Effective June 1, 2006 we entered into an Executive Employment Agreement with John Folnovic pursuant to which Mr. Folnovic is serving as our President and Chief Executive Officer. The Agreement was amended (the “Amendment”) effective June 1, 2007 for an additional one year term. The Executive Employment Agreement, as amended, has a one year term and is renewable for up to three additional one year terms upon the mutual written consent of the parties. In consideration of Mr. Folnovic’s serving as an executive officer, we are paying or providing him with (i) a base annual salary of $120,000; (ii) expense reimbursement; (iii) the right to participate in all health insurance and other employee benefit plans that we may adopt in the future; and (iv) the right to participate in any incentive programs, stock option plans or bonus programs that we may implement in the future.

The Executive Employment Agreement and the employment relationship created thereby, will terminate upon the death or disability of Mr. Folnovic, and may be terminated by us with or without cause or by Mr. Folnovic for good reason. In the event the Executive Employment Agreement is terminated by us without cause or by Mr. Folnovic for good reason, Mr. Folnovic will be entitled to receive, in addition to any accrued salary, an amount equal to the greater of (i) three months salary or (ii) the remaining salary for the then current term.

On May 28, 2007 John Folnovic entered into a Stock Purchase Agreement with Massimiliano Pozzoni, our principal shareholder, pursuant to which Mr. Pozzoni sold 15,500,000 shares of our common stock to Mr. Folnovic at a price of $0.015 per share or an aggregate of $232,500. Although Mr. Folnovic was given good and marketable title to such shares free and clear of any and all liens, claims, encumbrances and adverse interest of any kind, Mr. Folnovic is not required to pay for the shares until 30 days following the occurrence of a “Liquidity Event”. For purposes of the Stock Purchase Agreement, a Liquidity Event is defined as (i) a Qualified IPO, (ii) a sale of any or all of the shares by Mr. Folnovic resulting in proceeds to Mr. Folnovic with a value of at least $1 million, (iii) receipt by Mr. Folnovic of cash or readily marketable property as dividends from us with respect to the shares (other than stock dividends) in an aggregate amount of at least $1 million or (iv) merger or consolidation of us resulting in cash proceeds or readily marketable proceeds to Mr. Folnovic with respect to the shares of at least $1 million. The term “Qualified IPO” means our first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, provided that (a) such registration covers the offer and sale of common stock with aggregate proceeds to us of at least $20 million, (b) such common stock is listed for trading either on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market, and (c) the per share public offering price for such common stock net of underwriter discounts and commissions exceeds $2.50 per share (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like). In the event a Liquidity Event does not occur prior to June 30, 2017, Mr. Folnovic has the right to rescind his acquisition of the shares. In such event, Mr. Folnovic will be entitled to retain all dividends, distributions, or other rights or profits received by him as a result of his ownership of the shares.

The Executive Employment Agreement originally provided Mr. Folnovic with the right to receive 1 million shares of our common stock at the end of every year of service under the Executive Employment Agreement up to a maximum aggregate of 5 million shares. In consideration of the Stock Purchase Agreement, Mr. Folnovic agreed to waive this right as set forth in the Amendment.

Massimiliano Pozzoni works for us pursuant to a verbal arrangement under which we pay Mr. Pozzoni $10,000 per month and reimburse his reasonable business expenses.

Compensation of Directors

There are currently no compensation arrangements in place for members of our board of directors, in their capacities as such.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In April 2004 we issued 25 million shares to Kevin Moe in connection with his founding of the Company.

Effective June 1, 2006 we entered into an Executive Employment Agreement with John Folnovic pursuant to which Mr. Folnovic is serving as our President and Chief Executive Officer. See Executive Compensation — Employment Agreements”.

Massimiliano Pozzoni serves as our Secretary, Treasurer and Chief Financial and Accounting Officer under a verbal month to month agreement. See Executive Compensation — Employment Agreements”.

Effective January 27, 2006 we issued 10 million shares of our restricted common stock to Massimiliano Pozzoni in consideration of our acquisition of certain State of Alaska oil and gas leases from Mr. Pozzoni.

We believe that all related party transactions have been entered into upon terms no less favorable to us than those that could be obtained from unaffiliated third parties. Our reasonable belief of fair value is based upon proximate similar transactions with third parties or attempts to obtain the consideration from third parties.

Director Independence

The following directors sit on our board of directors: John Folnovic and Massimiliano. Neither of these directors is an “independent” director as that term is defined by SEC rules. We do not currently have a separately designated audit, nominating or compensation committee.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
Upon a selling stockholder’s notification to us that any material arrangement has been entered into with a broker-dealer for the sale of such stockholder’s common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders may be deemed to be “underwriters” and any broker-dealers or agents that are involved in selling the shares will be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Securities and Exchange Commission. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our Articles of Incorporation, as amended, authorize the issuance of 270,000,000 shares of capital stock, of which there are authorized 250,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of blank-check preferred stock, par value $0.0001 per share. On the close of business on April 18, 2006 we effected an 5-for-1 forward stock split in the form of a stock dividend with respect to our common stock.

Capital Stock Issued and Outstanding

As of January 30, 2008 we had issued and outstanding:

•	69,051,449 shares of common stock;

•	0 shares of preferred stock;

•	0 options; and

•	7,139,260 warrants.

The following description of our capital stock is derived from the provisions of our articles of incorporation and by-laws, the terms of the warrants, registration rights agreements and option agreements executed by us, as well as provisions of applicable law. Such description is not intended to be complete and is qualified in its entirety by reference to the relevant provisions of our articles of incorporation and by-laws, which have been publicly filed as exhibits to this registration statement.

Description of Common Stock

We are authorized to issue 250,000,000 shares of common stock, 69,051,449 shares of which are issued and outstanding. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any preferred stock, amendments to our Articles of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. The Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, our common stock holders will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available. Subject to any preferential rights of any outstanding series of preferred stock, upon liquidation, dissolution or winding up of us, our common stock holders will be entitled to receive pro rata all assets available for distribution to such holders.

Description of Preferred Stock

We are authorized to issue 20,000,000 million shares of “blank check” preferred stock, $0.0001 par value per share, none of which as of the date hereof is designated or outstanding. Our board of directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series. Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of the preferred stock will be determined by our board of directors, without the necessity of obtaining approval of our stockholders.

Description of Warrants

In connection with our September 18, 2007 Securities Purchase Agreement with Valens U.S. SPV I, LLC (“Valens US”) and Valens Offshore SPV II, Corp. (“Valens Offshore”), the purchasers of our September 18, 2007 secured term notes, we issued an aggregate of 1,953,126 warrants to Valens US and Valens Offshore, each exercisable for the purchase of one share of our common stock at a price of $0.48 per share for a period of five years commencing September 18, 2007. The exercise price and number of shares of our common stock issuable upon exercise of these warrants may be adjusted under certain circumstances including in the event of a stock dividend, reorganization, merger or consolidation.

On September 19, 2007 we issued 300,000 warrants to a financial advisor as a finder’s fee, each to purchase one share of our common stock at a price of $0.48 per share for a period of five years commencing September 19, 2007. The exercise price and number of shares of our common stock issuable upon exercise of these warrants may be adjusted under certain circumstances including in the event of a stock dividend, reorganization, merger or consolidation.

On August 30, 2007 we issued an aggregate of 480,479 warrants pursuant to the terms of promissory notes dated April 10, 2007 and May 15, 2007, respectively. 182,249 of the warrants are exercisable to purchase a like number of shares of our common stock at a price of $1.92 per share during the three year period that commenced on August 30, 2007. 298,330 of the warrants are exercisable to purchase a like number of shares of our commons tock at a price of $1.17 per share during the three year period that commenced on August 30, 2007. The exercise price and number of shares of our common stock issuable upon exercise of these warrants may be adjusted under certain circumstances including in the event of a stock dividend, reorganization, merger or consolidation.

During the year ended April 30, 2007 we engaged in several private placements of units consisting of one share of our common stock and one common stock purchase warrant. We issued an aggregate of 4,405,555 units including 4,405,555 warrants, each exercisable for the purchase of one share of our common stock during a period of three years from issuance. 555,555 of the warrants have an exercise price of $5.00 per share. 1,600,000 of the warrants have an exercise price of $3.50 per share. 1,000,000 of the warrants have an exercise price of $1.70 per share. 1,250,000 of the warrants have an exercise price of $1.60 per share.

Registration Rights Agreements

We entered into registration rights agreements with each of Valens Offshore SPV II Corp. and Valens U.S. SPV I, LLC pursuant to our September 18, 2007 Securities Purchase Agreement. Under the terms thereof, as amended, we agreed to prepare and file a registration statement to register for resale the shares of our common stock issuable upon exercise of warrants issued pursuant to the Securities Purchase Agreement on or prior to January 31, 2008. We further agreed to cause the registration statement to be declared effective on or prior to March 18, 2008. The registration rights agreements also provide for us to make payments of partial liquidated damages to the investors under certain circumstances based on our failure to file the registration statements on time, have them declared effective on time, or maintain the effectiveness of the registration statements for a certain period of time.

We have granted piggyback registration rights in connection with the following securities issuances:

•	100,000 shares issued in August 2007 pursuant to $250,000 financing;

•	300,000 shares underlying a September 19, 2007 warrant issued to a financial advisor as a finder’s fee;

•	1,925,3785 shares issued to Prime Natural Resources, Inc. on September 19, 2007 representing payment of the stock component of the purchase price under the Prime Purchase Agreement; and

•
167,101 shares issued to Prime Natural Resources, Inc. on January 30, 2008 representing payment of stock fees payable to Prime Natural Resources, Inc. under a December 21, 2007 Consulting Agreement with respect to the three month period ended December 31, 2007.

Pursuant to the Valens Securities Purchase Agreement, ICF Energy Corporation entered into Registration Rights Agreements with each of Valens US SPV I, LLC and Valens Offshore SPV II, Corp. The ICF Registration Rights Agreements provide for the registration of the ICF shares underlying the ICF Warrants and apply only in the event that ICF becomes a public reporting company. If applicable, ICF is required to file a registration statement 60 days after the date on which ICF becomes a public reporting company (the “Filing Date”). ICF is further required to have the registration statements declared effective (the “Effective Date”) no later than 120 days following the Filing Date. The ICF Registration Rights Agreements require us to pay liquidated damages if we do not satisfy our obligations under such agreements, including our obligation to file, obtain or maintain the effectiveness of registration statements as required under the ICF Registration Rights Agreements.

Indemnification; Limitation of Liability

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors and officers against all expenses, judgments, fines and amounts actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of ours or any of our subsidiaries, if such director or officer acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. Our by-laws further provide for indemnification of our directors and officers in criminal actions or proceedings where such person had no reasonable cause to believe such person’s conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Nevada's control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our board of directors.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon by Gottbetter & Partners, LLP, New York, New York.

EXPERTS

Malone & Bailey PC, an independent registered public accounting firm, has audited our financial statements as of and for the year ended April 30, 2007, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Williams & Webster, PS, an independent registered public accounting firm, has audited our financial statements as of and for the year ended April 30, 2006, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Williams and Webster, P.S., was our principal independent accountant for the fiscal year ended April 30, 2006. On August 31, 2006, we terminated their engagement and on September 1, 2006 we engaged Malone & Bailey, PC, as our principal independent accountant for the fiscal year ending April 30, 2007. The termination of Williams and Webster, P.S. and appointment of Malone & Bailey, PC was approved by our board of directors.

The report of Williams and Webster, P.S. on our financial statements for the year ended April 30, 2006 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principle except that such report was modified to include an explanatory paragraph with respect to our ability, in light of our lack of revenues and history of losses, to continue as a going concern.

In connection with the audit for the year ended April 30, 2006 and during the subsequent interim period through August 31, 2006, there were no disagreements between us and Williams and Webster, P.S. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused Williams and Webster, P.S. to make reference to the subject matter of the disagreement in connection with their reports.

In connection with the audit of the fiscal year ended April 30, 2006 and during the subsequent interim period through August 31, 2006, Williams and Webster, P.S. did not advise us that:

•	internal controls necessary for us to develop reliable financial statements did not exist;

•
information had come to their attention that led them to no longer be able to rely on our management’s representations or made them unwilling to be associated with the financial statements prepared by our management;

•
there was a need to expand significantly the scope of their audit, or that information had come to their attention during such time periods that if further investigated might materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statement; or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report; or

•
information had come to their attention that they had concluded materially impacted the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements, or

•	(ii) the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report.

Prior to the engagement of Malone & Bailey, PC we had no consultations or discussions with Malone & Bailey, PC regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered by them on our financial statements. Further, prior to their engagement, we received no oral or written advice from Malone & Bailey, PC of any kind.

Manning Elliott LLP, Chartered Accountants, was our principal independent accountant for the fiscal years ended April 30, 2005 and 2004. On March 2, 2006, they resigned and we engaged Williams & Webster, P.S., Certified Public Accountants, as our principal independent accountant for the fiscal year ending April 30, 2006. The resignation of Manning Elliott LLP and appointment of Williams & Webster, P.S. was approved by our board of directors.

The report of Manning Elliott LLP on our financial statements for the years ended April 30, 2005 and 2004 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principle except that such report was modified to include an explanatory paragraph with respect to our ability, in light of our lack of revenues and history of losses, to continue as a going concern.

In connection with the audit for the fiscal years ended April 30, 2005 and 2004 and during the subsequent interim period through March 2, 2006, there were no disagreements between us and Manning Elliott LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused Manning Elliott LLP to make reference to the subject matter of the disagreement in connection with their reports.

In connection with the audit of the fiscal years ended April 30, 2005 and 2004 and during the subsequent interim period through March 2, 2006, Manning Elliott LLP did not advise us that:

•	internal controls necessary for us to develop reliable financial statements did not exist;

•
information had come to their attention that led them to no longer be able to rely on our management’s representations or made them unwilling to be associated with the financial statements prepared by our management;

•
there was a need to expand significantly the scope of their audit, or that information had come to their attention during such time periods that if further investigated might materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statement; or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report; or

•
information had come to their attention that they had concluded materially impacted the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report.

Prior to the engagement of Williams & Webster, P.S. we had no consultations or discussions with Williams & Webster, P.S. regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered by them on or financial statements. Further, prior to their engagement, we received no oral or written advice from Williams & Webster, P.S. of any kind.

TRUE NORTH ENERGY CORPORATION
INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements	Page
Reports of Independent Registered Public Accounting Firm	F-1 - F-2

Balance Sheets as of April 30, 2007 and April 30, 2006	F-3

Statements of Operations for the years ended April 30, 2007 and April 30, 2006 and for the period from February 1, 2006 (inception of exploration stage) to April 30, 2007	F-4

Statements of Stockholders’ Equity (Deficit) for the years ended April 30, 2007 and April 30, 2006 and for the period from February 1, 2006 (inception of exploration stage) to April 30, 2007	F-5

Statements of Cash Flows for the years ended April 30, 2007 and April 30, 2006 and for the period from February 1, 2006 (inception of exploration stage) to April 30, 2007	F-6

Notes to Financial Statements	F-7 - F-12

Financial Statements of Business Acquired	Page
Report of Independent Registered Public Accounting Firm	F-22

Statements of Revenues and Direct Operating Expenses for the three months ended October 31, 2007 and 2006 (unaudited) and for the years ended April 30, 2007 and 2006	F-23

Notes to Statements of Revenues and Direct Operating Expenses	F-24 - F-26

Report of Independent Registered Public Accounting Firm

True North Energy Corporation
Houston, Texas

We have audited the accompanying balance sheet of True North Energy Corporation (an exploration stage company formerly known as Ameriprint International Ltd.) as of April 30, 2006, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended and the period from January 31, 2006 (inception of exploration stage) through April 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
The financial statements of True North Energy Corporation as of April 30, 2005 were audited by other auditors whose report dated June 30, 2005 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of True North Energy Corporation (an exploration stage company) as of April 30, 2006 and the results of its operations, stockholders’ equity and its cash flows for the year and short period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s operating losses, minimal cash, and absence of revenue raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding the resolution of this issue are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S. Certified Public Accountants Spokane, Washington August 9, 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors
True North Energy Corporation
Houston, Texas

We have audited the accompanying balance sheet of True North Energy Corporation (the “Company”) as of April 30, 2007 and the related statements of operations, stockholders’ equity, and cash flows for the year ended April 30, 2007 and the period from February 1, 2006 (Inception of Exploration Stage) through April 30, 2007. The financial statements for the period February 1, 2006 (Inception of Exploration Stage) through April 30, 2006, were audited by other auditors whose reports expressed unqualified opinions on those statements. The financial statements for the period February 1, 2006 (Inception of Exploration Stage) through April 30, 2006, include total revenues and accumulated deficit of $0 and $80,596, respectively. Our opinion on the statements of operations, stockholders' equity and cash flows for the period February 1, 2006 (Inception of Exploration Stage) through April 30, 2007, insofar as it relates to amounts for prior periods through April 30, 2006, is based solely on the report of other auditors. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 30, 2007 and the results of operations and cash flows for the year ended April 30, 2007 and the period from February 1, 2006 through April 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has had no revenues and has accumulated losses since February 1, 2006 (inception of exploration stage), which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Malone & Bailey PC
www.malone-bailey.com Houston, Texas July 25, 2007

TRUE NORTH ENERGY CORPORATION
(An Exploration Stage Company)
Balance Sheets

	April 30,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$267,845	$37,223
Interest receivable	2,367	-
Note receivable	180,000	-
Prepaid expenses and other current assets	382,642
Total current assets	832,854	37,223
Website development, net of accumulated amortization of $9,172 and $2,409, respectively	14,754	4,817
Property and equipment (net of accumulated depreciation of $1,875 and $ -, respectively)	9,349	-
Unproven oil and gas properties, using successful efforts accounting method	685,400	373,775
Total assets	$1,542,357	$415,815

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$142,458	$16,097
Stock compensation payable	161,171	-
Insurance note payable	196,656	-
Deposits on stock purchase	-	50,000
Total current liabilities	500,285	66,097
Note payable	250,000	-
Liabilities from discontinued operations	-	15,000
Total liabilities	750,285	81,097

Commitments and contingencies

Stockholders’ Equity:
Preferred Stock, $0.0001 par value; 20,000,000 shares authorized, no shares issued or outstanding	-	-
Common Stock, par value $.0001; 250,000,000 shares authorized; 64,662,700 and 60,100,000 shares issued and outstanding, respectively	6,466	6,010
Additional paid-in capital	10,007,662	481,654
Pre-exploration stage accumulated deficit	(72,350)	(72,350)
Accumulated deficit during exploration stage	(9,149,706)	(80,596)
Total stockholders’ equity	792,072	334,718
Total liabilities and stockholders’ equity	$1,542,357	$415,815

See notes to financial statements.

TRUE NORTH ENERGY CORPORATION
(An Exploration Stage Company)
Statements of Operations

	Year Ended April 30,		From February 1, 2006 (Inception of Exploration Stage) to April 30,
	2007	2006	2007
Revenues	$-	$-	$-

Costs and expenses:
Exploration costs	6,473,608	-	6,473,608
Lease operating expenses	107,616	-	107,616
General and administrative:
Compensation and benefits	1,650,439	20,000	1,670,439
Legal and accounting	274,920	43,331	323,251
Investor relations	152,240	-	152,240
Advisory board fees	210,636	-	210,636
Other G&A expenses	197,903	16,663	209,566
Depreciation and amortization	8,638	602	9,240
Total costs and expenses	9,076,000	80,596	9,156,596

Loss from operations	(9,076,000)	(80,596)	(9,156,596)

Other income (expense):
Interest income	10,876	-	10,876
Interest expense	(3,986)	-	(3,986)

Loss before income taxes	(9,069,110)	(80,596)	(9,149,706)
Income taxes	-	-	-
Allocation of net loss to discontinued operations, net of income taxes	-	(40,612)	-

Net loss	$(9,069,110)	$(121,208)	$(9,149,706)

Basic and diluted loss per common share	$(0.14)	$(0.01)

Weighted-average common shares outstanding	63,111,430	10,666,667

See notes to financial statements.

TRUE NORTH ENERGY CORPORATION
(An Exploration Stage Company)
Statements of Changes in Stockholders’ Equity

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Pre- Exploration Stage Accumulated Deficit	Deficit Accumulated During the Exploration Stage	Total Stockholders’ Equity (Deficit)
Balance, April 30, 2005	50,000,000	$5,000	$34,944	$(31,738)	$-	8,206
Issuance of common stock for oil and gas leases at $0.037 per share	10,000,000	1,000	372,775	-	-	373,775
Issuance of common stock for cash at $0.50 per share	100,000	10	49,990	-	-	50,000
Contribution of capital	-	-	23,945	-	-	23,945
Net loss for the year ended April 30, 2006	-	-	-	(40,602)	(80,596)	(121,208)
Balance, April 30, 2006	60,100,000	6,010	481,654	(72,350)	(80,596)	334,718
Issuance of common stock from deposit on stock purchase	100,000	10	49,990	-	-	50,000
Issuance of units consisting of one share of common stock and one warrant	4,405,555	441	7,999,559	-	-	8,000,000
Issuance of common stock at prices ranging from $0.77 to $3.11 per share in exchange for advisory board services	57,145	5	101,459	-	-	101,464
Restricted stock grants	-	-	1,375,000	-	-	1,375,000
Net loss for the year ended April 30, 2007	-	-	-	-	(9,069,110)	(9,069,110)

Balance, April 30. 2007	64,662,700	$6,466	$10,007,662	$(72,350)	(9,149,706)	$792,072

See notes to financial statements.

TRUE NORTH ENERGY CORPORATION
(An Exploration Stage Company)
Statements of Cash Flows

	Year Ended April 30,		From February 1, 2006 (Inception of Exploration Stage) to April 30,
	2007	2006	2007
Cash Flows From Operating Activities
Net loss	$(9,069,110)	$(121,208)	$(9,149,706)
Discontinued operations	-	40,612	-
Net loss from continuing operations	(9,069,110)	(80,596)	(9,149,706)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,638	602	9,240
Stock-based compensation	1,476,465	-	1,476,465
Accrued stock-based compensation	161,171	-	167,171
Dry hole costs	6,196,019	-	6,196,019
Changes in operating assets and liabilities:
Prepaid expenses and other	(133,673)	-	(129,644)
Accounts payable and accrued liabilities	126,359	66,041	129,076
Liabilities from discontinued operations	(15,000)	(33,355)	-
Net cash used in operating activities	(1,249,131)	(47,308)	(1,307,379)

Cash Flows From Investing Activities
Additions to oil and gas properties	(6,507,644)	-	(6,507,644)
Advances to seller in connection with acquisition of oil and gas properties	(180,000)	-	(180,000)
Purchases of property and equipment	(11,224)	-	(11,224)
Website development	(16,700)	-	(22,119)
Net cash used in investing activities	(6,715,568)	-	(6,720,987)

Cash Flows From Financing Activities
Proceeds from issuance of common stock	8,000,000	50,000	8,100,000
Proceeds from issuance of note payable	250,000	-	250,000
Payments on insurance note payable	(54,679)	-	(54,679)
Net cash provided by financing activities	8,195,321	50,000	8,295,321

Net increase in cash and cash equivalents	230,622	2,692	266,955
Cash and cash equivalents, beginning of period	37,223	34,531	890

Cash and cash equivalents, end of period	$267,845	$37,223	$267,845

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$3,986	$-	$3,986
Income taxes	-	-	-

Non-Cash Investing and Financing Activities
Common stock issued for oil and gas leases	$-	$373,775	$373,775
Contribution of capital via forgiveness of debt through discontinued operations	-	23,945	23,945
Common stock issued for deposit on common stock	50,000	-	-

See notes to financial statements.

TRUE NORTH ENERGY CORPORATION
(An Exploration Stage Company)
Notes to Financial Statements

NOTE 1 - NATURE AND CONTINUANCE OF OPERATIONS

Organization

True North Energy Corporation (the “Company” or “True North”), formerly Ameriprint International, Ltd. (“Ameriprint”), was incorporated in the state of Nevada in April 2004. True North is engaged in the acquisition, exploration, development and production of oil and gas properties in the United States. The Company is in the exploration stage, has no developed reserves or production, and has not realized any revenues from its operations.

Ameriprint provided printing, advertising and graphic design services to commercial customers. During January 2006 Ameriprint underwent a change of control and operation of its prior business activities was discontinued. Immediately thereafter, Ameriprint was renamed True North and commenced operation as an independent oil and gas entity.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which implies that True North will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of True North as a going concern is dependent upon many factors including, but not limited to, continued financial support from its shareholders, receipt of additional financing when and as needed to finance its ongoing business, and the attainment of profitable operations.

True North has had no revenues and has accumulated losses since February 1, 2006 (inception of exploration stage). The Company will require additional financing in order to execute its business plan. There can be no assurance that such financing will be available to the Company as and when needed or, if available, the reasonableness of the terms of such financing. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relative to the recoverability or classification of recorded assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared on a consistent basis in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission.

Use of Estimates

The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could vary from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturities of three months or less at the time of issuance to be cash equivalents.

Financial Instruments

The fair values of cash and cash equivalents, note subscription and other receivables, notes receivable, accounts payable, accrued liabilities and notes payable approximate their carrying values due to the short-term nature of these financial instruments.

Concentrations of Credit Risk

Financial instruments that potentially subject True North to concentration of credit risk consist of cash and cash equivalents. As of April 30, 2007, the Company had cash balances approximating $177,000 in excess of federally insured limits. True North’s cash balances are maintained in bank accounts at large, high-quality financial institutions. Accordingly, management believes that the credit risk associated with its bank deposits is minimal.

Oil and Gas Properties

True North uses the successful efforts method of accounting for its oil and gas activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells and related asset retirement costs are capitalized. Exploration costs, including geological and geophysical expenses, exploratory dry holes and delay rentals, are charged to expense as incurred.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of the impairment by providing an allowance. Capitalized costs associated with oil and gas properties, after consideration of estimated residual values, are depreciated and depleted on a unit-of-production basis over the remaining life of proved developed reserves on a field basis.

Asset Retirement Obligation

Estimated costs related to the abandonment of wells are based on the depth of the well and the completion type and are based on past costs of similar wells.

Property and Equipment

Property and equipment are valued at cost. Additions are capitalized and depreciated using the straight-line method over estimated useful lives ranging from three to five years. Maintenance and repairs are charged to expense as incurred.

Long-Lived Assets

The carrying value of long-lived and intangible assets is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment is recognized if the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.” In accordance with SFAS 123(R), stock-based compensation includes compensation expense for all share-based payments based on the grant date fair value. Such compensation expense is recognized over the related service period.

The Company accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS 123 and EITF No. 96-18, “Accounting for Equity Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services.” For expense purposes, the value of common stock issued to non-employees is determined based on the fair value of the services received or the fair value of the equity instruments issued, whichever value is more reliably measurable.

Income Taxes

The Company records a provision for income taxes using the “liability” method as prescribed by FAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Loss per Share

Loss per share is computed in accordance with FAS No. 128, “Earnings per Share.” FAS 128 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted-average number of shares outstanding during the period (denominator).

Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants.

Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. Common stock warrants were not included in the calculation of diluted EPS as the effect was antidilutive.

Reclassifications

Certain reclassifications have been made to the prior year financial statements to conform to the current presentation.

New Accounting Pronouncements

True North does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flows.

NOTE 3 - UNPROVEN OIL AND GAS PROPERTIES

The Company is engaged in oil and gas exploration activities in Alaska, Texas and Louisiana. Presently, it has no developed properties or production. During the year ended April 30, 2007, True North paid $6,507,644 for property acquisitions and drilling costs and expensed $6,196,019 as dry hole costs.

In June 2007 the Company acquired certain oil and gas leases covering more than 17,000 acres in Colorado. The purchase price for these leases approximated $1.0 million and was paid with a combination of cash (approximately $345,000) and shares of the Company’s common stock. The Company advanced the proposed seller $180,000 of the cash consideration during January 2007 in the form of a note receivable. The note bore interest at the rate of 5% per annum and was repaid upon the closing of the Company’s acquisition of the Colorado oil and gas leases.

NOTE 4 - NOTES PAYABLE

Insurance Note Payable

In February 2007 True North entered into a premium financing agreement related to its various insurance policies. The amount financed approximated $251,000 and is payable in nine equal monthly installments beginning March 1, 2007. The effective interest rate associated with the premium financing agreement approximates 7.0%.

Note Payable

On March 30, 2007 True North executed an agreement with an off-shore investor pursuant to which it agreed to issue $500,000 of notes payable. Proceeds of the notes (the “Notes”) were received in two equal installments during April and May 2007. The Notes, which mature on March 30, 2010, are unsecured obligations of the Company and bear interest at an annual rate of 8.0%. Interest is payable semi-annually on October and April 1st of each year.

In the event the Company had completed an offering of $10 million or more of debt or equity securities prior to June 29, 2007, the Notes would have automatically converted into like shares or securities issued in that offering. No such offering was completed. Consequently, as specified by the terms of the Notes, the purchaser of the Notes will be granted warrants for the purchase of 275,634 shares of the Company’s common stock. These warrants will be exercisable for a period of three years from the date of grant an exercise price of $2.54 per share.

Future maturities of long-term debt are as follows:

Year Ended April 30
2008	$196,656
2009	-
2010	500,000
Total	$696,656

NOTE 5 - STOCK-BASED COMPENSATION

During the year ended April 30, 2007 True North entered into an employment agreement with its chief executive officer. Pursuant to the terms of the employment agreement, that individual was granted five million shares of the Company’s restricted stock issuable ratably at the end of each annual service period.. The restricted stock grant vests ratably over a period of five years. Stock-based compensation expense resulting from this restricted stock grant is included in compensation and benefits in the accompanying statement of operations and totaled $1,375,000 during the year ended April 30, 2007.

The employment agreement was amended in May 2007 to, among other things, reflect the voluntary revocation of the restricted stock grant. Contemporaneously therewith, True North’s chief executive officer purchased 15.5 million shares of the Company’s common stock from True North’s principal shareholder. True North recognized stock-based compensation expense of approximately $8.9 million during May 2007 in connection with this purchase, which was calculated as the difference between the purchase and market prices of the 15.5 million shares less the previously recognized stock-based compensation expense associated with the original restricted stock grant.

True North also recognized stock-based compensation expenses totaling $262,636 during the year ended April 30, 2007 related to services provided to the Company by members of its advisory board and other third parties. As of April 30, 2007, $161,171 is reflected as stock compensation payable in the Company’s balance sheet. This amount includes stock compensation expenses associated with 161,781 shares earned through April 30, 2007 that are not issuable by the Company until July 2007.

NOTE 6 - COMMON STOCK

In May 2007, True North received the consent of its board of directors and shareholders owning a majority of its common stock to amend its articles of incorporation to increase the number of shares of common stock it may issue. The amendment has yet to be effected. Prior to the amendment, the Company is authorized to issue up to 100 million shares, par value $0.0001 per share, of its common stock. Following the amendment, the Company will be authorized to issue up to 250 million shares of its $0.0001 par value common stock.

The Company issued 100,000 shares of its common stock during the year ended April 30, 2007 related to a fiscal year 2006 deposit of $50,000 to purchase the Company’s common stock.

During the year ended April 30, 2007, the Company sold a total of 4,405,555 units to several purchasers in reliance on Regulation S of the Securities Act of 1933, as amended. Each unit consisted of one share of the Company’s common stock and one common stock purchase warrant exercisable for the purchase of an additional share of common stock. Each common stock purchase warrant is exercisable for a period of three years.

The following table summarizes the Company’s sales of units during the year ended April 30, 2007:

					Relative Fair Value
Date	Number Of Units	Price Per Unit	Total Proceeds	Warrant Exercise Price	Common Stock	C/S Purchase Warrants
May 9, 2006	1,250,000	$.80	$1,000,000	$1.60	$618,000	$382,000
July 27, 2006	650,000	1.00	650,000	1.70	381,000	269,000
August 11, 2006	350,000	1.00	350,000	1.70	198,000	152,000
August 28, 2006	555,555	3.60	2,000,000	5.00	1,198,000	802,000
October 2, 2006	400,000	2.50	1,000,000	3.50	580,000	420,000
November 13, 2006	400,000	2.50	1,000,000	3.50	580,000	420,000
January 24, 2007	800,000	2.50	2,000,000	3.50	1,179,000	821,000
Total	4,405,555		$8,000,000		$4,734,000	$3,266,000

NOTE 7 - INCOME TAXES

True North incurred net losses during each of the years ended April 30, 2007 and 2006. Consequently, the Company has no current tax liability. The Company’s net deferred tax assets, which consist principally of tax loss carryforwards, have been fully reserved as of April 30, 2007. The Company’s net operating loss carryforward approximated $7.6 million and $153,000 as of April 30, 2007 and 2006, respectively, and will expire in the years 2024 through 2026.

True North’s deferred tax assets consisted of the following as of April 30, 2007:

Deferred Tax Assets	2007	2006
Net operating loss carryforwards	$2,583,003	$52,000
Property and equipment	68	-
Gross deferred tax assets	2,583,071	52,000
Valuation allowance	(2,583,071)	(52,000)
Net deferred tax assets	$-	$-

NOTE 8 - RELATED PARTY TRANSACTIONS

As of April 30, 2006 the Company had recognized a liability payable to its former president totaling $15,000. This obligation, which was unsecured, non-interest bearing and due on demand, is reported as “Liabilities from discontinued operations” in the accompanying balance sheets. The outstanding balance related to this obligation was repaid during August 2006.

NOTE 9 - COMMITMENTS

True North pays $300 per month associated with the month-to-month lease of virtual office space in Houston, Texas. True North also subleases office space at a monthly cost of $850 in The Woodlands, Texas. This space is utilized for the Company’s administrative needs including, but not limited to, its banking, oil and gas operations, and public company filing requirements. This sublease expires on July 31, 2007 and is renewable thereafter for additional six-month terms. True North also subleases office space in Golden, Colorado on a month-to-month basis. The rental charge associated with this lease, which is used in conjunction with True North’s recently acquired Colorado leases, is $1,500 per month.

TRUE NORTH ENERGY CORPORATION
Consolidated Balance Sheets

	October 31, 2007	April 30, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$654,574	$267,845
Accounts receivable	324,847	-
Prepaid expenses and other current assets	122,611	385,009
Note receivable	-	180,000
Total current assets	1,102,032	832,854
Website development (net of accumulated amortization of $11,850 and $9,172, respectively)	12,076	14,754
Property and equipment (net of accumulated depreciation of $3,243 and $1,875, respectively)	7,981	9,349
Oil and gas properties, using successful efforts accounting method, including unproven properties of $672,592 and $664,940, respectively (net of accumulated depreciation, depletion and amortization of $179,244 and $-0-, respectively)	5,924,874	685,400
Deferred financing costs	668,796	-
Total assets	$7,715,759	$1,542,357

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$253,748	$43,912
Accrued liabilities	1,364,099	98,546
Stock compensation payable	17,122	161,171
Current portion of notes payable	1,328,586	196,656
Total current liabilities	2,963,555	500,285
Notes payable, net of unamortized discount of $907,911 and $-0-, respectively	2,042,089	250,000
Asset retirement obligations	50,884	-
Total liabilities	5,056,528	750,285

Commitments and contingencies

Stockholders’ Equity:
Preferred Stock, $0.0001 par value; 20,000,000 shares authorized, no shares issued or outstanding	-	-
Common Stock, par value $.0001; 250,000,000 shares authorized; 68,609,348 and 64,662,700 shares issued and outstanding, respectively	6,861	6,466
Additional paid-in capital	22,039,730	10,007,662
Accumulated deficit	(19,387,360)	(9,222,056)
Total stockholders’ equity	2,659,231	792,072
Total liabilities and stockholders’ equity	$7,715,759	$1,542,357

See notes to financial statements.

TRUE NORTH ENERGY CORPORATION
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2007	2006	2007	2006
Revenues	$294,453	$-	$294,453	$-

Costs and expenses:
Exploration costs	289,908	637,575	309,439	739,180
Lease operating expenses	161,676	-	245,985	-
Accretion expense	884	-	884	-
General and administrative:
Compensation and benefits	86,295	454,449	9,114,424	767,633
Legal and accounting	58,407	68,954	112,831	100,793
Advisory board fees	47,307	-	36,948	-
Investor relations	24,052	41,827	42,104	107,566
Other general and administrative expenses	86,696	53,589	166,957	139,880
Depreciation, depletion and amortization	180,612	2,331	183,290	3,282
Total costs and expenses	935,837	1,258,725	10,212,862	1,858,334

Loss from operations	(641,384)	(1,258,725)	(9,918,409)	(1,858,334)

Other income (expense):
Interest income	-	3,670	764	6,450
Interest expense	(230,183)	-	(247,659)	-

Loss before income taxes	(871,567)	(1,255,055)	(10,165,304)	(1,851,884)
Income taxes	-	-	-	-

Net loss	$(871,567)	$(1,255,055)	$(10,165,304)	$(1,851,884)

Basic and diluted loss per common share	$(0.01)	$(0.02)	$(0.15)	$(0.03)

Weighted-average common shares outstanding - basic and diluted	67,536,318	62,820,712	66,497,937	62,038,345

See notes to financial statements.

TRUE NORTH ENERGY CORPORATION
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended October 31,
	2007	2006
Cash Flows From Operating Activities
Net loss	$(10,165,304)	$(1,851,884)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	183,290	3,282
Stock-based compensation	8,957,280	647,214
Dry hole costs	-	-
Amortization of deferred financing costs and debt discount	157,606	-
Accretion expense	884	-
Changes in operating assets and liabilities:
Accounts receivable	(324,847)	-
Prepaid expenses and other current assets	196,673	-
Accounts payable	209,835	20,791
Accrued liabilities	563,490	(15,000)
Net cash used in operating activities	(221,093)	(1,195,597)

Cash Flows From Investing Activities
Additions to oil and gas properties	(2,667,102)	(3,383,934)
Purchases of property and equipment	-	(11,224)
Website development	-	(16,700)
Net cash used in investing activities	(2,667,102)	(3,411,858)

Cash Flows From Financing Activities
Proceeds from issuance of common stock	-	5,000,000
Proceeds from of notes payable	4,250,000	-
Increase in deferred financing costs	(557,007)	-
Payments on insurance notes payable	(418,069)	-
Net cash provided by financing activities	3,274,924	5,000,000

Net increase in cash and cash equivalents	386,729	392,545
Cash and cash equivalents, beginning of period	267,845	37,223

Cash and cash equivalents, end of period	$654,574	$429,768

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$15,506	$-
Income taxes	-	-

Non-Cash Investing and Financing Activities
Common stock issued for oil and gas properties	$1,988,626	$-
Discount on notes for relative fair value	781,624	-
Discount on notes for overriding royalty interest granted to lenders	200,000	-

See notes to financial statements.

TRUE NORTH ENERGY CORPORATION
Notes to Consolidated Financial Statements

NOTE 1  - SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited interim financial statements of True North Energy Corporation (“True North” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission. These unaudited interim financial statements should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s Annual Report on Form 10-KSB previously filed with the Securities and Exchange Commission.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the consolidated financial statements that would substantially duplicate the disclosure contained in the Company’s audited financial statements for the year ended April 30, 2007 as reported in Form 10-KSB have been omitted.

These consolidated financial statements include the accounts of the Company and its recently formed, wholly owned subsidiary, ICF Energy Corporation (“ICF”). All material intercompany accounts and transactions have been eliminated in consolidation.

Certain reclassifications have been made to the prior year financial statements to conform with the current presentation.

The Company was incorporated on February 1, 2006 and was in the exploration stage through July 31, 2007. The three months ended October 31, 2007 is the first period during which the Company is considered an operating company and is no longer in the exploration stage.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which implies that True North will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of True North as a going concern is dependent upon many factors including, but not limited to, continued financial support from its shareholders, receipt of additional financing when and as needed to finance its ongoing business, and the attainment of profitable operations.

True North only recently began generating revenues and has accumulated significant losses. The Company will require additional financing in order to execute its business plan. There can be no assurance that such financing will be available to the Company as and when needed or, if available, the reasonableness of the terms of such financing. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relative to the recoverability or classification of recorded assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 - OIL AND GAS PROPERTIES

Colorado Leases

In June 2007 the Company acquired certain oil and gas leases covering more than 17,000 acres in Colorado. The purchase price for these leases approximated $1.4 million and was paid with a combination of cash (approximately $345,000) and 1,832,769 shares of the Company’s common stock valued at approximately $1,063,000. The Company advanced the proposed seller $180,000 of the cash consideration during January 2007 in the form of a note receivable. The note bore interest at the rate of 5% per annum and was repaid upon the closing of the Company’s acquisition of the Colorado oil and gas leases.

Prime Transaction

On September 19, 2007, the Company acquired certain oil and gas properties and related assets (the “Properties”) in Brazoria County, Texas from Prime Natural Resources, Inc. for approximately $3.7 million, including closing and other transaction-related costs. The purchase price was paid with a combination of cash ($2.4 million), 1,928,375 shares of our restricted common stock valued at approximately $926,000, and the assumption of certain assumed liabilities totaling approximately $343,000. The Company’s consolidated statements of operations include the revenues and expenses associated with the acquired assets from the date of acquisition.

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of the Properties had occurred as of May 1, 2006. The pro forma information is presented for information purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition of the Properties been consummated as of that time, nor is it intended to be a projection of future results.

	Three Months Ended October 31,		Six Months Ended October 31,
	2007	2006	2007	2006
Revenues	$689,642	$931,068	$1,258,306	$1,667,734
Net loss	(675,227)	(1,187,889)	(9,952,163)	(1,833,028)
Loss per share - basic and diluted	$(0.01)	$(0.02)	$(0.15)	$(0.03)

NOTE 4  - NOTES PAYABLE

Convertible Notes

On March 30, 2007 True North executed an agreement with an off-shore investor pursuant to which it agreed to issue $500,000 of notes payable (the “Notes”). Proceeds of the Notes were received in two equal installments during April and May 2007. The Notes bear interest at the rate of 8% per annum. Subject to prior conversion or acceleration, the principal balance of the notes is due in a single payment on the third anniversary of the date of each note. Interest on the Notes is payable semi-annually beginning the first day of the first month following 180 days from the respective dates of the Notes.

In connection with the issuance of the Notes, the Company issued warrants for the purchase of up to 182,249 shares of the Company’s common stock at an exercise price of $1.92 per share as well as warrants for the purchase of up to an additional 298,330 shares of the Company’s common stock at an exercise price of $1.17 per share. These warrants are exercisable for a period of three years from the date of issuance (August 30, 2007).

The fair value of the warrants was estimated using the Black Scholes option-pricing model, which resulted in a total fair value of $125,706 and a relative fair value of $100,310. A discount on the notes payable was recognized in an amount equal to the relative fair value of the warrants. The debt discount is being accreted to interest expense using the effective interest method over the remaining term of the notes. Interest expense resulting from the accretion of the debt discount totaled $6,849 and $11,376 during the three-month and six-month periods ended October 31, 2007.

The conversion option and warrant issuance features of the convertible notes were evaluated under FAS 133 and EITF 00-19 for derivative accounting. As neither the conversion option or the warrants were deemed to be liabilities, derivative accounting was not applicable. The Company also evaluated the conversion option under EITF 98-5 and EITF 00-27 and determined that the conversion option was contingent and ultimately did not result in a beneficial conversion feature.

Bridge Notes

On August 23, 2007 True North received an aggregate of $250,000 in loan proceeds from two persons (the “Lenders”) and issued to each of the Lenders a secured promissory note in the principal amount of $125,000 (the “Bridge Notes”). The Bridge Notes bore interest at the rate of 12% per annum. Subject to earlier payment, at the Company’s option, interest on the unpaid principal amount of the Bridge Notes was payable in monthly installments commencing September 1, 2007 and principal was due and payable on the earlier of November 19, 2007 or 15 days following the closing of the acquisition of the Prime Assets. As more fully described below, the Bridge Notes were repaid in September 2007 upon consummation of the acquisition of the Properties and related financing.

The Company issued 100,000 shares of its restricted common stock to the Lenders in connection with the Bridge Notes. Each Bridge Note was secured by 1,250,000 shares of restricted common stock (the “Stock”) standing in the name of Massimiliano Pozzoni and/or John Folnovic, both of who are officers and significant shareholders of the Company. True North paid each Lender a cash fee of $3,750 to reimburse them for the costs and expenses incurred by them in connection with the loan transaction and further agreed to pay the reasonable fees and disbursements of the Lenders’ respective legal counsels in connection with the enforcement of their rights under the Bridge Notes.

Secured Notes

The Company financed the purchase of the Properties and the repayment of the Bridge Notes through the issuance of senior secured term notes (the “Secured Notes”) to two purchasers (the “Purchasers”). The aggregate principal amount of the Secured Notes totaled $3,750,000. The Secured Notes, which mature on September 18, 2010, provide for interest payments on the outstanding principal amount at the rate of 13% per annum payable monthly in arrears.

Amortizing payments of principal are also due monthly. During the twelve-month period ending September 18, 2008, the amount of such monthly principal payments is equal to the greater of $100,000 or sixty percent (60%) of the net revenue relating to all oil and gas properties of ICF for the immediately preceding calendar month. Thereafter, the monthly principal payment shall be equal to $100,000 or eighty percent (80%) of the net revenue relating to all oil and gas properties of ICF for the immediately preceding calendar month, provided, however, such percentage will increase to one hundred percent (100%) upon the occurrence and during the continuance of an event of default.

The Purchasers also were granted warrants for the purchase of up to 1,953,126 shares of the Company’s common stock in connection with the issuance of the Secured Notes. These warrants bear an exercise price of $0.48 per share and expire September 18, 2012. The fair value of the warrants was estimated using the Black Scholes option-pricing model, which resulted in a total fair value of approximately $833,000 and a relative fair value of approximately $681,000. A discount on the notes payable was recognized in an amount equal to the relative fair value of the warrants.

In addition to the above, the Company issued an aggregate 5% overriding royalty interest in the oil and gas properties of ICF to the Purchasers. The amount of the overriding royalty interest will reduce to an aggregate 3% rate upon the payment in full of the Secured Notes. The fair value of the overriding royalty interests was estimated using the discounted cash flow method and recorded as a discount to the Secured Notes. The Company’s basis in the Properties was reduced by a like amount.

The aggregate debt discount resulting from the issuance of the warrants and the overriding royalty interest is being accreted to interest expense using the effective interest method over the remaining term of the notes. Interest expense resulting from the accretion of the debt discount associated with the Secured Notes approximated $62,000 during the three-month and six-month periods ended October 31, 2007.

The Company incurred transaction costs of approximately $720,000 in connection with the issuance of the Secured Notes. Such costs include $128,000 representing the estimated fair value associated with warrants awarded to a financial advisor for the purchase of up to 300,000 shares of the Company’s common stock. These warrants have an exercise price of $0.48 per share and expire September 18, 2012. The fair value of the warrants was estimated using the Black Scholes option-pricing model. The deferred financing costs are being amortized using the effective interest method over the remaining term of the Secured Notes.

The Company’s borrowing activity is summarized below:

	Balance as of April 30, 2007	Increases	Decreases	Balance as of October 31, 2007
Insurance notes payable	$196,656	$-	$(168,070)	$28,586
Convertible Notes	250,000	250,000	-	500,000
Bridge Notes	-	250,000	(250,000)	-
Secured Notes	-	3,750,000	-	3,750,000
	446,656	4,250,000	(418,070)	4,278,586
Debt discount	-	(981,624)	73,713	(907,911)
Carrying value of debt	$446,656	$3,268,376	$(344,357)	$3,370,675

Total notes payable				$3,370,675
Less current portion				(1,328,586)
Long-term notes payable				$2,042,089

Future maturities of long-term debt are as of follows as of October 31, 2007:

Twelve Months Ending October 31:
2008	$1,328,586
2009	1,200,000
2010	1,750,000
2011	-
2012 and thereafter	-
$4,278,586

NOTE 5 - STOCK-BASED COMPENSATION

During the year ended April 30, 2007 the Company entered into an employment agreement with its chief executive officer. Pursuant to the terms of the employment agreement, that individual was granted five million shares of the Company’s restricted stock issuable ratably at the end of each annual service period. The restricted stock grant vested ratably over a period of five years. The employment agreement was amended in May 2007 to, among other things, reflect the voluntary revocation of the restricted stock grant.

Contemporaneously with the amendment of the employment agreement, True North’s chief executive officer purchased 15.5 million shares of the Company’s common stock from True North’s principal shareholder. True North recognized stock-based compensation expense of approximately $8.9 million during the three-month period ended July 31, 2007 in connection with this purchase, which was calculated as the difference between the purchase and market prices of the 15.5 million shares less the previously recognized stock-based compensation expense associated with the original restricted stock grant.

A total of 300,000 shares of True North ’ s common stock was earned by members of the Company’s advisory board during the six months ended October 31, 2007 in connection with services provided thereby. Of this amount, 250,000 shares are issuable as a result of the completion of the advisory board’s initial year of service. The remaining 50,000 shares represent payment of quarterly advisory board fees for each of the three-month periods ended July 31 and October 31, 2007. As of October 31, 2007, 25,000 shares of the total 300,000 shares earned by the Advisory board had been issued. The remaining 275,000 shares will be issued in December 2007, Also, as of October 31, 2007 $17,122 is reflected stock compensation payable in the Company’s balance sheet related to annual fees payable to members of the Company’s advisory board for the period ending October 4, 2008. This amount reflects stock compensation expenses associated with 17,808 shares earned through October 31, 2007 that are not issuable by the Company until October 2008.

The Company issued 60,504 shares of its common stock during the six months ended October 31, 2007 in connection with two consulting agreements. The stock was valued at $24,832 and was previously expensed as part of the April 30, 2007 stock payable balance.

NOTE 6 - COMMON STOCK WARRANTS

The Company accounts for stock warrants issued to third parties in accordance with the provisions of EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, and EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vender’s Products. Under the provisions of EITF 96-18, because none of the Company’s agreements have a disincentive for nonperformance, the Company records a charge for the fair value of the portion of the warrants earned from the point in time when vesting of the warrant becomes probable. Final determination of fair value of the warrants occurs upon actual vesting.

During the three and six-month periods ended October 31, 2007, the Company issued warrants to purchase an aggregate of 2,253,126 and 2,733,705 shares of the Company’s common stock, respectively. Such warrants are exercisable at prices ranging from $0.48 to $1.92 per share and expire at various times through September 2012. All of the warrants granted to date were fully vested on the date of grant. No warrants have been exercised to date.

A summary of warrant activity is as follows:

	Number of Warrants	Weighted- Average Exercise Price
Outstanding at April 30, 2007	4,405,555	$2.74
Granted	2,733,705	0.65
Exercised	-	-
Outstanding at October 31, 2007	7,139,260	$1.94

At October 31, 2007, the range of warrant prices for shares under warrants and the weighted-average remaining contractual life is as follows:

Warrants Outstanding and Exercisable
Range of Warrant Exercise Price	Number of Warrants	Weighted- Average Exercise Price	Weighted- Average Remaining Life
Less than $1.00	2,253,126	$0.48	4.9
$1.00 to $2.00	2,730,579	0.65	1.8
More than $2.00	2,155,555	3.89	2.0
Outstanding at October 31, 2007	7,139,260

Report of Independent Registered Public Accounting Firm

True North Energy Corporation
Houston, Texas

We have audited the accompanying statements of revenues and direct operating expenses of certain oil and gas properties (the “Prime Carve-Out Financial Statements”), as defined in the purchase and sale agreement between ICF Energy Corp., a wholly-owned subsidiary of True North Energy Corporation (the “Company”) and Prime Natural Resources, Inc. dated August 31, 2007 (the “Agreement’) for the years ended April 30, 2007 and 2006. The Prime Carve-Out Financial Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Prime Carve-Out Financial Statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Prime Carve-Out Financial Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Prime Carve-Out Financial Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Prime Carve-Out Financial Statements. We believe our audit provides a reasonable basis for our opinion.

The accompanying Prime Carve-Out Financial Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2 to the Prime Carve-Out Financial Statements and are not intended to be a complete presentation of the revenues and expenses of the certain oil and gas properties, as defined in the Agreement.

In our opinion, the Prime Carve-Out Financial Statements referred to above present fairly, in all material respects, the revenues and direct operating expenses as described in Note 2 to the Prime Carve-Out Financial Statements for the years ended April 30, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

December 3, 2007

True North Energy Corporation
Prime Carve-Out Financial Statements
Statements of Revenues and Direct Operating Expenses

	Six Months Ended October 31,		Years Ended April 30,
	2007	2006	2007	2006
	(Unaudited)
Revenues	$1,258,306	$1,667,734	$3,011,670	$4,574,083
Direct operating expenses	270,477	315,872	580,928	786,326

Excess of revenues over direct operating expenses	$987,829	$1,351,862	$2,430,742	$3,787,757

See accompanying notes to Prime Carve-Out Financial Statements.

True North Energy Corporation
Prime Carve-Out Financial Statements
Notes to Statements of Revenues and Direct Operating Expenses

1. The Properties

On September 19, 2007 ICF Energy Corporation (“ICF”), a wholly owned subsidiary of True North Energy Corporation (“True North” or the “Company”), acquired certain oil and gas properties and related assets (the “Properties”) located in Brazoria County, Texas from Prime Natural Resources, Inc. (the “Seller”) for approximately $3.5 million (the “Purchase Price”).

2. Basis For Presentation

The accompanying statements of revenues and direct operating expenses were derived from the Seller's accounting records. During the periods presented, the Properties were not accounted for or operated as a separate division of the Seller. Revenues and direct operating expenses for the Properties included in the accompanying statements present the net collective working and revenue interests acquired by the Company. The revenues and direct operating expenses presented herein relate only to the interests in the producing oil and natural gas properties acquired and do not include all of the oil and natural gas operations of Prime, other owners, or other third-party working interest owners. Direct operating expenses include lease operating expenses and production and other taxes. General and administrative expenses, depreciation, depletion and amortization (“DDA”) of oil and gas properties, and applicable income taxes have been excluded from direct operating expenses in the accompanying statements of revenues and direct operating expenses because the allocation of certain expenses would be arbitrary and would not be indicative of what such costs would have been had the Properties been operated as a stand alone entity. Prime accounted for the Properties using the full cost method of accounting for oil and gas activities, while the Company uses the successful efforts method. No exploration costs relative to the Properties were incurred during the periods presented. Complete and separate financial statements prepared in accordance with accounting principles generally accepted in the United States of America do not exist and are not practicable to prepare in these circumstances. The statements of revenues and direct operating expenses presented are not indicative of the results of operations of the Properties on a go-forward basis due to changes in the business and the omission of various operating expenses.

The accompanying statements of revenues and direct operating expenses for the six months ended October 31, 2007 and 2006 are unaudited. In the opinion of management, the accompanying statements of revenues and direct operating expenses include all adjustments necessary to present fairly, in all material respects, the Properties historical results.

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Prime Carve-Out Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Although these estimates are based on management’s best available knowledge of current and future events, actual results could be different from those estimates.

Revenue Recognition

Revenues are recognized for oil and natural gas sales when production is sold to a purchaser at a fixed or determinable price.

4. Supplemental Oil and Gas Information (Unaudited)

Estimated Quantities of Oil and Natural Gas Reserves

The following estimates of net proved oil and natural gas reserves of the Properties located entirely within the United States of America are based on evaluations prepared by third-party reservoir engineers. Reserves were estimated in accordance with guidelines established by the SEC and the Financial Accounting Standards Board (“FASB”), which require that reserve estimates be prepared under existing economic and operating conditions with no provisions for price and cost changes except by contractual arrangements. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, reserve estimates are expected to change as additional performance data becomes available.

A determination of proven reserves as of April 30, 2006 was not prepared. The information presented below for the years ended April 30, 2006 and 2007 were determined by adjusting the April 30, 2007 proved reserves for the actual production activity to determine what the proved reserves would have been as of each of April 30, 2006 and 2005.

Estimated quantities of proved domestic oil and gas reserves and changes in quantities of proved developed reserves for each of the years were as follows:

	Oil (Bbls)	Gas (Mcf)
Total proved reserves - April 30, 2005	21,381	1,662,858
Production	(6,082)	(498,446)
Purchases of reserves in-place	-	-
Extensions and discoveries	-	-
Sales of reserves in place	-	-
Revisions of previous estimates	-	-
Total proved reserves - April 30, 2006	15,299	1,164,412
Production	(4,678)	(401,313)
Purchases of reserves in-place	-	-
Extensions and discoveries	-	-
Sales of reserves in place	-	-
Revisions of previous estimates	-	-
Total proved reserves - April 30, 2007	10,621	763,099

Proved developed reserves
April 30, 2006	15,299	1,164,412
April 30, 2007	10,621	763,099

Standardized Measure of Discounted Future Net Cash Flows

The following table sets forth the computation of the standardized measure of discounted future net cash flows relating to proved reserves and the changes in such cash flows in accordance with Statement of Financial Accounting Standard No. 69. The standardized measure is the estimated excess future cash flows from proved reserves less estimated future production and development costs, estimated plugging and abandonment costs, and a discount factor. Future income taxes are excluded from the calculation as the Seller’s tax basis in the Properties is not indicative of the Company’s tax basis therein. Future cash inflows represent expected revenues from production of period-end quantities of proved reserves based on April 30, or year-end prices, and any fixed and determinable future price changes provided by contractual arrangements in existence at year end. Price changes based on inflation, federal regulatory changes and supply and demand are not considered. Estimated future production costs related to period-end reserves are based on April 30 (year-end) costs. Such costs include, but are not limited to, production taxes and direct operating costs. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. A discount rate of 10% is applied to the annual future net cash flows.

The standardized measure of discounted future net cash flows relating to the Properties' proved oil and gas reserves as of April 30, 2007 is as follows:

Future cash inflows	$6,782,900
Future production and development costs	(1,411,600)

Future net cash flows before income taxes	5,371,300
Discount at 10% annual rate	(876,300)

Standardized measure of discounted future net cash flows	$4,495,000

Information regarding the principal changes in the standardized measure of discounted future net cash flows relating to proved oil and gas reserve is not presented as no reserve data was available or prepared for periods prior to April 30, 2007.

4,445,602 Shares of Common Stock

True North Energy Corporation

PROSPECTUS

_______________, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under Nevada law, a corporation shall indemnify a director or officer against expenses, including attorneys’ fees, actually and reasonably incurred by him, to the extent the director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding. A corporation may indemnify a director or officer who was or is a party or is threatened to e made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with the action, suit or proceeding. Except from that immunity are:

•	A willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;

•	A violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

•	A transaction from which the director derived an improper personal profit; and

•	Willful misconduct.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, employees and other agents against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of ours.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with that person, obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Nevada's control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder” unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock.

EXPENSE	AMOUNT
Registration Fees	$49
Legal Fees	75,000
Miscellaneous Fees and Expenses	5,000
Total	$80,049

Item 26. Recent Sales of Unregistered Securities.

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

On January 30, 2008 we issued 167,101 shares of our common stock to Prime Natural Resources, Inc. representing payment of the stock fee due to Prime Natural Resources, Inc. under our December 21, 2007 Consulting Agreement with Prime Natural Resources, Inc. for the three-month period ended December 31, 2007. The shares were issued in reliance on Section 4(2). The shares were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, the recipient took the shares for investment and not resale, and we took appropriate measures to restrict resale.

On December 17, 2007 we issued an aggregate of 275,000 shares of our common stock to our five advisory board members representing payment of the quarterly fee for the quarter ended October 31, 2007 (25,000 shares) and the year ended October 5, 2007 (250,000 shares). The shares were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, the recipient took the shares for investment and not resale, and we took appropriate measures to restrict resale.

On September 19, 2007 we issued 300,000 five year common stock purchase warrants with an exercise price of $0.48 per share to a financial advisor as a finder’s fee. The Warrants were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, the recipient took the shares for investment and not resale, and we took appropriate measures to restrict resale.

On September 19, 2007 we issued 1,928,375 shares of our common stock to Prime Natural Resources, Inc. The shares were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, the recipient took the shares for investment and not resale, and we took appropriate measures to restrict resale.

On September 18, 2007 we issued 976,353 and 976,773 common stock purchase warrants to Valens Offshore SPV II, Corp. and Valens U.S. SPV I, LLC, respectively. The warrants we issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, the recipient took the shares for investment and not resale, and we took appropriate measures to restrict resale.

On August 30, 2007 we issued two common stock purchase warrants to one person, each dated August 30, 2007 pursuant to the terms of $250,000 promissory notes dated April 10, 2007 and May 15, 2007. Each warrant is exercisable for a period of three years from the date of issuance. One warrant is exercisable for the purchase of up to 298,333 shares of our common stock at an exercise price of $1.17 per share. The other warrant is exercisable for the purchase of up to 182, 249 shares of our common stock at an exercise price of $1.92 per share. Each of the warrants was issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, the recipient took the shares for investment and not resale, and we took appropriate measures to restrict resale.

On August 30, 2007 we issued an aggregate of 25,000 shares of our common stock to our five advisory board members representing payment of the quarterly fee due to them for the quarter ended July 31, 2007. The shares were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, the recipient took the shares for investment and not resale, and we took appropriate measures to restrict resale.

On August 27, 2007 we issued 27,170 shares to one person pursuant to a January 1, 2007 Consulting Agreement. The shares were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, the recipient took the shares for investment and not resale, and we took appropriate measures to restrict resale.

On August 23, 2007 in consideration of the receipt of an aggregate of $250,000 in loan proceeds, we issued promissory notes to two persons, each in the principal amount of $125,000. Pursuant to the notes, we also issued 50,000 shares of our common stock to each of the lenders. The notes and shares were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended. The shares were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, the recipient took the shares for investment and not resale, and we took appropriate measures to restrict resale.

On July 6, 2007 we issued 1,832,769 shares of our common stock to one person pursuant to a June 21, 2007 Purchase and Sale Agreement. The shares were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, the recipient took the shares for investment and not for resale, and we took appropriate measures to restrict resale.

On May 11, 2007 we issued an aggregate of 25,000 shares of our common stock to our five advisory board members representing payment of the quarterly fee due to them for the quarter ended April 30, 2007. The shares were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, since the foregoing issuances did not involve a public offering, the recipient had access to information that would be included in a registration statement, the recipient took the shares for investment and not resale, and we took appropriate measures to restrict resale.

On March 30, 2007 we issued a $500,000 convertible promissory note to one non-US purchaser in an offshore transaction in reliance on Regulation S under the Securities Act of 1933, as amended. We received $250,000 related to this note issuance during April 2007 and the remaining $250,000 during May 2007.

On February 27, 2007 we issued an aggregate of 25,000 shares of our common stock to our five advisory board members representing payment of the quarterly fee due to them for the quarter ended January 31, 2007. The shares were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, since the foregoing issuances did not involve a public offering, the recipient had access to information that would be included in a registration statement, the recipient took the shares for investment and not resale, and we took appropriate measures to restrict resale.

On February 1, 2007 we issued 800,000 units at a price of $2.50 per unit, or $2 million on an aggregate basis, to one non-US purchaser in an offshore transaction in reliance on Regulation S under the Securities Act of 1933, as amended. Each unit consisted of one share of our common stock and one common stock purchase warrant exercisable for the purchase of an additional share of common stock. Each warrant is exercisable for a period of three years at an exercise price of $3.50 per share.

On December 4, 2006 we issued 100,000 shares of our common stock to one non-US person in connection with an April 2006 offshore transaction in reliance on Regulation S under the Securities Act of 1933, as amended. The subscription proceeds from such sale were received by us on April 21, 2006.

On November 29, 2006 we issued an aggregate of 7,145 shares of our common stock to our five advisory board members representing payment of the prorated quarterly fee due to them for the quarter ended October 31, 2006. The shares were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, the recipient took the shares for investment and not resale, and we took appropriate measures to restrict resale.

On November 13, 2006 we sold 400,000 units at a price of approximately $2.50 per unit, or $1 million on an aggregate basis, to one non-US purchaser in an offshore transaction in reliance on Regulation S under the Securities Act of 1933, as amended. Each unit consisted of one share of our common stock and one common stock purchase warrant exercisable for the purchase of an additional share of common stock. Each warrant is exercisable for a period of three years at an exercise price of $3.50 per share. The 400,000 shares comprising part of the units were issued on February 6, 2007.

On October 2, 2006 we sold 400,000 units at a price of approximately $2.50 per unit, or $1 million on an aggregate basis, to one non-US purchaser in an offshore transaction in reliance on Regulation S under the Securities Act of 1933, as amended. Each unit consisted of one share of our common stock and one common stock purchase warrant exercisable for the purchase of an additional share of common stock. Each warrant is exercisable for a period of three years at an exercise price of $3.50 per share. The 400,000 shares comprising part of the units were issued on February 6, 2007.

On August 28, 2006 we sold 555,555 units at a price of approximately $3.60 per unit, or $2 million on an aggregate basis, to one non-US person in an offshore transaction in reliance on Regulation S under the Securities Act of 1933, as amended. Each unit consists of one share of our common stock and one common stock purchase warrant exercisable for the purchase of an additional share of common stock. Each warrant is exercisable for a period of three years at an exercise price of $5.00 per share.

On August 11, 2006 we sold 350,000 units at a price of $1.00 per unit, or $350,000 on an aggregate basis, to one non-US person in an offshore transaction in reliance on Regulation S under the Securities Act of 1933, as amended. Each unit consists of one share of our common stock and one common stock purchase warrant exercisable for the purchase of an additional share of common stock. Each warrant is exercisable for a period of three years at an exercise price of $1.70 per share.

On July 27, 2006 we sold 650,000 units at a price of $1.00 per unit, or $650,000 on an aggregate basis, to one non-US person in an offshore transaction in reliance on Regulation S under the Securities Act of 1933, as amended. Each unit consists of one share of our common stock and one common stock purchase warrant exercisable for the purchase of an additional share of common stock. Each warrant is exercisable for a period of three years at an exercise price of $1.70 per share.

On May 9, 2006 we sold 1,250,000 units at a price of $0.80 per unit or $1 million on an aggregate basis to one person in reliance on Regulation S under the Securities Act of 1933, as amended. Each unit consists of one share of our common stock and one common stock purchase warrant exercisable for the purchase of an additional share of common stock. Each warrant is exercisable for a period of 3 years at an exercise price of $1.60 per share.

In March 2006 we sold 100,000 shares of our common stock at a price of $0.50 per share or $50,000 on an aggregate basis to one person in reliance on Regulation S of the Securities Act of 1933, as amended.

Effective January 27, 2006, we issued 10,000,000 shares of our restricted common stock to Massimiliano Pozzoni in consideration of our acquisition of certain Alaska oil & gas leases from Mr. Pozzoni. The sale of the shares to Mr. Pozzoni was made in reliance on Section 4(2) of the Securities Act of 1933, as amended. The shares were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, the recipient took the shares for investment and not resale, and we took appropriate measures to restrict resale.

In April 2004 we issued 25,000,000 shares of our common stock to Kevin Moe in consideration of $50. The sale of the shares to Mr. Moe was made in reliance on Section 4(2) of the Securities Act of 1933, as amended. The shares were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, the recipient took the shares for investment and not resale, and we took appropriate measures to restrict resale.

Item 27. Exhibits

Exhibit No.	SEC Report Reference No.	Description
3.1	3.1	Articles of Incorporation (1)

3.2	3.2	By-Laws (1)

3.3	Appendix A	Form of Certificate of Amendment to Articles of Incorporation (2)

3.4	Appendix A	Form of Certificate of Amendment to Articles of Incorporation (3)

3.5	3.1	Certificate of Amendment to Articles of Incorporation as filed with the Nevada Secretary of State on October 9, 2007 (20)

Exhibit No.	SEC Report Reference No.	Description
4.1	4.1	$500,000 Convertible Promissory Note of Registrant dated March 30, 2007 (4)

4.2	4.1	Secured $125,000 Promissory Note of Registrant dated August 20, 2007 issued to T. Swanson, Inc. (16)

4.3	4.2	Secured $125,000 Promissory Note of Registrant dated August 20, 2007 issued to Uphill Limited Liability Company, Steven J. Revenig, Trustee (16)

4.4	4.1	Convertible $250,000 Promissory Note of Registrant dated April 10, 2007 issued to EH&P Investments AG (18)

4.5	4.2	Convertible $250,000 Promissory Note of Registrant dated May 15, 2007 issued to EH&P Investments AG (18)

4.6	4.3	Warrant of Registrant dated August 30, 2007 issued to EH&P Investments AG for the exercise of 182,249 shares (18)

4.7	4.4	Warrant of Registrant dated August 30, 2007 issued to EH&P Investments AG for the exercise of 298,330 shares (18)

4.8	4.1	$1,874,596 Secured Term Note of Registrant and ICF Energy Corp. dated September 18, 2007 issued to Valens Offshore SPV II, Corp. (19)

4.9	4.2	$1,875,404 Secured Term Note of Registrant and ICF Energy Corp. dated September 18, 2007 issued to Valens Offshore SPV I, LLC (19)

4.10	4.3	Warrant of Registrant dated September 18, 2007 issued to Valens Offshore SPV II, Corp. for the exercise of 976,353 shares (19)

4.11	4.4	Warrant of Registrant dated September 18, 2007 issued to Valens U.S. SPV I, LLC for the exercise of 976,773 shares (19)

4.12	4.5	Warrant of ICF Energy Corporation dated September 18, 2007 issued to Valens Offshore SPV II, Corp. for the exercise of 499 shares (19)

4.13	4.6	Warrant of ICF Energy Corporation dated September 18, 2007 issued to Valens U.S. SPV I, LLC for the exercise of 501 shares (19)

4.14	4.1	Warrant of Registrant dated September 19, 2007 issued to Energy Capital Solutions, LP for the exercise of 300,000 shares (20)

Exhibit No.	SEC Report Reference No.	Description
5.1	*	Opinion of Gottbetter & Partners, LLP

10.1	10.1	Asset Purchase Agreement, dated January 23, 2006 among Registrant, Massimiliano Pozzoni and Kevin Moe (5)

10.2	10.2	Purchase Agreement dated as of May 9, 2006 between Registrant and Daniel K. Donkel and Samuel H. Cade (6)

10.3	10.1	Employment Agreement dated as of June 1, 2006 between Registrant and John Folnovic (7)

10.4	10.1	Participation Agreement effective as of June 7, 2006 between Registrant and Bayou City Exploration Inc. regarding the Frost National Bank Deep Prospect (8)

10.5	10.2	Participation Agreement effective as of June 7, 2006 between Registrant and Bayou City Exploration Inc. regarding the Windfall Prospect (8)

10.6	10.3	Participation Agreement effective as of June 7, 2006 between Registrant and Bayou City Exploration Inc. regarding the Zodiac II Prospect (8)

10.7	10.1	Participation Agreement effective as of July 28, 2006 between Registrant and Whitmar Exploration Company regarding the Deweyville Prospect (9)

10.8	10.2	Amendment to Purchase Agreement dated July 31, 2006 between Registrant and Daniel K. Donkel and Samuel H. Cade (9)

10.9	10.1	Development Agreement effective as of October 1, 2006 between Registrant and BP America Production Company (10)

10.10	10.1	Form of Engagement Letter Agreement with Advisory Board Members dated October 5, 2006 (11)

10.11	10.2	Letter Agreement dated November 13,2 006 (executed November 22, 2006) with Savant Alaska LLC regarding Kupcake Prospect (11)

10.12	10.3	Letter Agreement dated December 1, 2006 with BP America Production Company (11)

Exhibit No.	SEC Report Reference No.	Description
10.13	10.1	Development Agreement effective as of January 1, 2007 between Registrant and BP America Production Company (12)

10.14	10.1	Letter Agreement dated March 20, 2007 between Registrant and BP America Production Company (13)

10.15	10.2	Letter Agreement dated March 27, 2007 between Registrant and BP America Production Company (13)

10.16	10.1	Letter of Intent dated March 20, 2007 between Registrant and each of Angel LLC, CN Energy LLC, Swanson Energy Company, LLC, Fuel Exploration, LLC, MHBL Energy, LLC and Rocky Mountain Rig, LLC (4)

10.17	10.1	Purchase and Sale Agreement dated June 21, 2007 between Registrant and Constance Knight (14)

10.18	10.18	Amendment to Executive Employment Agreement between Registrant and John Folnovic made as of May 28, 2007 (15)

10.19	10.1	Purchase and Sale Agreement made as of August 31, 2007 by and between Prime Natural Resources, Inc. and ICF Energy Corporation (17)

10.20	10.01
Securities Purchase Agreement dated as of September 18, 2007 among Registrant, ICF Energy Corporation, Valens U.S. SPV I, LLC as Agent and Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. as Purchasers (19)

10.21	10.02	Registration Rights Agreement dated as of September 18, 2007 between Registrant and Valens Offshore SPV II, Corp. (19)

10.22	10.03	Registration Rights Agreement dated as of September 18, 2007 between Registrant and Valens U.S. SPV I, LLC. (19)

10.23	10.04	Registration Rights Agreement dated as of September 18, 2007 between ICF Energy Corp. and Valens Offshore SPV II, Corp. (19)

10.24	10.05	Registration Rights Agreement dated as of September 18, 2007 between ICF Energy Corp. and Valens U.S. SPV I, LLC. (19)

Exhibit No.	SEC Report Reference No.	Description
10.25	10.06	Stock Pledge Agreement dated as of September 18, 2007 between Valens U.S. SPV I, LLC, as Agent, and Registrant. (19)

10.26	10.07	Subordination Agreement dated as of September 18, 2007 among EH&P Investments AG, Valens U.S. SPV I, LLC, as Agent, Registrant, and ICF Energy Corporation. (19)

10.27	10.08	Assignment, Bill of Sale and Conveyance dated September 18, 2007 between Prime Natural Resources, Inc. and ICF Energy Corporation. (19)

10.28	10.09	Collateral Assignment dated as of September 18, 2007 among Registrant, ICF Energy Corporation and Valens U.S. SPV I, LLC, as Agent. (19)

10.29	10.10	Master Security Agreement dated as of September 18, 2007 among Registrant, ICF Energy Corporation and Valens U.S. SPV I, LLC, as Agent. (19)

10.30	10.11	Funds Escrow Agreement dated as of September 18, 2007 among Registrant, ICF Energy Corporation, Valens U.S. SPV I, LLC, as Agent, Valens Offshore SPV II, Corp. and Loeb & Loeb, LLP. (19)

10.31	10.12	Agreement to Execute Shareholders’ Agreement dated as of September 18, 2007 among Registrant, ICF Energy Corporation and Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. (19)

10.32	10.13	Post Closing Letter Agreement dated as of September 18, 2007 between Registrant and Valens U.S. SPV I, LLC. (19)

10.33	10.14	Piggyback Registration Rights Agreement dated as of September 18, 2007 between Registrant and Prime Natural Resources, Inc. (19)

10.34	10.1	Notes Amendment Agreement dated as of December 7, 2007 by and among Registrant, ICF Energy Corporation, Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. (20)

10.35	10.2	Pooling Agreement effective as of July 1, 2007 between Savant Alaska, LLC and Registrant (20)

10.36	*	Consulting Agreement dated December 21, 2007 between Prime Natural Resources, Inc. and Registrant

Exhibit No.	SEC Report Reference No.	Description
10.37	*	Acreage Contribution Contract effective as of January 23, 2008 between Savant Alaska, LLC and Registrant

21	*	List of Subsidiaries of Registrant

23.1	*	Consent of Gottbetter & Partners, LLP (included in its opinion filed herewith as exhibit 5.1)

23.2	*	Consent of Malone & Bailey PC

23.3	*	Consent of Williams & Webster, PS

(1)
Filed with the Securities and Exchange Commission on June 4, 2004 as an exhibit, numbered as indicated above, to the Registrant’s Registration Statement on Form SB-2 (Registration No. 333-116169), which exhibits are incorporated herein by reference.

(2)
Filed with the Securities and Exchange Commission on February 24, 2006 as an exhibit, numbered as indicated above, to the Registrant’s Definitive Information Statement dated February 23, 2006, which exhibit is incorporated herein by reference.

(3)
Filed with the Securities and Exchange Commission on May 29, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Definitive Information Statement dated May 29, 2007, which exhibit is incorporated herein by reference.

(4)
Filed with the Securities and Exchange Commission on April 5, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated March 20, 2007, which exhibit is incorporated herein by reference.

(5)
Filed with the Securities and Exchange Commission on January 27, 2006 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated January 23, 2006, which exhibit is incorporated herein by reference.

(6)
Filed with the Securities and Exchange Commission on May 17, 2006 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated May 9, 2006, which exhibit is incorporated herein by reference.

(7)
Filed with the Securities and Exchange Commission on June 6, 2006 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated June 1, 2006, which exhibit is incorporated herein by reference.

(8)
Filed with the Securities and Exchange Commission on June 12, 2006 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated June 7, 2006, which exhibit is incorporated herein by reference.

(9)
Filed with the Securities and Exchange Commission on August 1, 2006 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated July 27, 2006, which exhibit is incorporated herein by reference.

(10)
Filed with the Securities and Exchange Commission on October 10, 2006 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated October 6, 2006, which exhibit is incorporated herein by reference.

(11)
Filed with the Securities and Exchange Commission on December 15, 2006 as an exhibit numbered as indicated above, to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended October 31, 2006, which exhibit is incorporated herein by reference.

(12)
Filed with the Securities and Exchange Commission on February 8, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated February 7, 2007, which exhibit is incorporated herein by reference.

(13)
Filed with the Securities and Exchange Commission on April 2, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated March 26, 2007, which exhibit is incorporated herein by reference.

(14)
Filed with the Securities and Exchange Commission on June 29, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated June 21, 2007, which exhibit is incorporated herein by reference.

(15)
Filed with the Securities and Exchange Commission on July 30, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Annual Report on Form 10-KSB dated April 30, 2007, which exhibit is incorporated herein by reference.

(16)
Filed with the Securities and Exchange Commission on August 28, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated August 23, 2007, which exhibit is incorporated herein by reference.

(17)
Filed with the Securities and Exchange Commission on September 7, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated August 31, 2007, which exhibit is incorporated herein by reference.

(18)
Filed with the Securities and Exchange Commission on September 19, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Quarterly Report on Form 10-QSB dated July 31, 2007, which exhibit is incorporated herein by reference.

(19)
Filed with the Securities and Exchange Commission on September 24, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated September 18, 2007, which exhibit is incorporated herein by reference.

(20)
Filed with the Securities and Exchange Commission on December 17, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Quarterly Report on Form 10-QSB dated October 31, 2007, which exhibit is incorporated herein by reference.

* Filed herewith.

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Houston, Texas, on January 30, 2008.

TRUE NORTH ENERGY CORPORATION

By:	/s/ John Folnovic
Name: John Folnovic
Title: President

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ John Folnovic John Folnovic	President, Principal Executive Officer, Director	January 30, 2008

/s/ Massimiliano Pozzoni Massimiliano Pozzoni	Principal Financial and Accounting Officer, Director	January 30, 2008

EXHIBIT INDEX

Exhibit No.	SEC Report Reference No.	Description

3.1	3.1	Articles of Incorporation (1)

3.2	3.2	By-Laws (1)

3.3	Appendix A	Form of Certificate of Amendment to Articles of Incorporation (2)

3.4	Appendix A	Form of Certificate of Amendment to Articles of Incorporation (3)

3.5	3.1	Certificate of Amendment to Articles of Incorporation as filed with the Nevada Secretary of State on October 9, 2007 (20)

4.1	4.1	$500,000 Convertible Promissory Note of Registrant dated March 30, 2007 (4)

4.2	4.1	Secured $125,000 Promissory Note of Registrant dated August 20, 2007 issued to T. Swanson, Inc. (16)

4.3	4.2	Secured $125,000 Promissory Note of Registrant dated August 20, 2007 issued to Uphill Limited Liability Company, Steven J. Revenig, Trustee (16)

4.4	4.1	Convertible $250,000 Promissory Note of Registrant dated April 10, 2007 issued to EH&P Investments AG (18)

4.5	4.2	Convertible $250,000 Promissory Note of Registrant dated May 15, 2007 issued to EH&P Investments AG (18)

4.6	4.3	Warrant of Registrant dated August 30, 2007 issued to EH&P Investments AG for the exercise of 182,249 shares (18)

4.7	4.4	Warrant of Registrant dated August 30, 2007 issued to EH&P Investments AG for the exercise of 298,330 shares (18)

4.8	4.1	$1,874,596 Secured Term Note of Registrant and ICF Energy Corp. dated September 18, 2007 issued to Valens Offshore SPV II, Corp. (19)

4.9	4.2	$1,875,404 Secured Term Note of Registrant and ICF Energy Corp. dated September 18, 2007 issued to Valens Offshore SPV I, LLC (19)

Exhibit No.	SEC Report Reference No.	Description
4.10	4.3	Warrant of Registrant dated September 18, 2007 issued to Valens Offshore SPV II, Corp. for the exercise of 976,353 shares (19)

4.11	4.4	Warrant of Registrant dated September 18, 2007 issued to Valens U.S. SPV I, LLC for the exercise of 976,773 shares (19)

4.12	4.5	Warrant of ICF Energy Corporation dated September 18, 2007 issued to Valens Offshore SPV II, Corp. for the exercise of 499 shares (19)

4.13	4.6	Warrant of ICF Energy Corporation dated September 18, 2007 issued to Valens U.S. SPV I, LLC for the exercise of 501 shares (19)

4.14	4.1	Warrant of Registrant dated September 19, 2007 issued to Energy Capital Solutions, LP for the exercise of 300,000 shares (20)

5.1	*	Opinion of Gottbetter & Partners, LLP

10.1	10.1	Asset Purchase Agreement, dated January 23, 2006 among Registrant, Massimiliano Pozzoni and Kevin Moe (5)

10.2	10.2	Purchase Agreement dated as of May 9, 2006 between Registrant and Daniel K. Donkel and Samuel H. Cade (6)

10.3	10.1	Employment Agreement dated as of June 1, 2006 between Registrant and John Folnovic (7)

10.4	10.1	Participation Agreement effective as of June 7, 2006 between Registrant and Bayou City Exploration Inc. regarding the Frost National Bank Deep Prospect (8)

10.5	10.2	Participation Agreement effective as of June 7, 2006 between Registrant and Bayou City Exploration Inc. regarding the Windfall Prospect (8)

10.6	10.3	Participation Agreement effective as of June 7, 2006 between Registrant and Bayou City Exploration Inc. regarding the Zodiac II Prospect (8)

10.7	10.1	Participation Agreement effective as of July 28, 2006 between Registrant and Whitmar Exploration Company regarding the Deweyville Prospect (9)

10.8	10.2	Amendment to Purchase Agreement dated July 31, 2006 between Registrant and Daniel K. Donkel and Samuel H. Cade (9)

Exhibit No.	SEC Report Reference No.	Description
10.9	10.1	Development Agreement effective as of October 1, 2006 between Registrant and BP America Production Company (10)

10.10	10.1	Form of Engagement Letter Agreement with Advisory Board Members dated October 5, 2006 (11)

10.11	10.2	Letter Agreement dated November 13,2 006 (executed November 22, 2006) with Savant Alaska LLC regarding Kupcake Prospect (11)

10.12	10.3	Letter Agreement dated December 1, 2006 with BP America Production Company (11)

10.13	10.1	Development Agreement effective as of January 1, 2007 between Registrant and BP America Production Company (12)

10.14	10.1	Letter Agreement dated March 20, 2007 between Registrant and BP America Production Company (13)

10.15	10.2	Letter Agreement dated March 27, 2007 between Registrant and BP America Production Company (13)

10.16	10.1	Letter of Intent dated March 20, 2007 between Registrant and each of Angel LLC, CN Energy LLC, Swanson Energy Company, LLC, Fuel Exploration, LLC, MHBL Energy, LLC and Rocky Mountain Rig, LLC (4)

10.17	10.1	Purchase and Sale Agreement dated June 21, 2007 between Registrant and Constance Knight (14)

10.18	10.18	Amendment to Executive Employment Agreement between Registrant and John Folnovic made as of May 28, 2007 (15)

10.19	10.1	Purchase and Sale Agreement made as of August 31, 2007 by and between Prime Natural Resources, Inc. and ICF Energy Corporation (17)

10.20	10.01
Securities Purchase Agreement dated as of September 18, 2007 among Registrant, ICF Energy Corporation, Valens U.S. SPV I, LLC as Agent and Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. as Purchasers (19)

Exhibit No.	SEC Report Reference No.	Description
10.21	10.02	Registration Rights Agreement dated as of September 18, 2007 between Registrant and Valens Offshore SPV II, Corp. (19)

10.22	10.03	Registration Rights Agreement dated as of September 18, 2007 between Registrant and Valens U.S. SPV I, LLC. (19)

10.23	10.04	Registration Rights Agreement dated as of September 18, 2007 between ICF Energy Corp. and Valens Offshore SPV II, Corp. (19)

10.24	10.05	Registration Rights Agreement dated as of September 18, 2007 between ICF Energy Corp. and Valens U.S. SPV I, LLC. (19)

10.25	10.06	Stock Pledge Agreement dated as of September 18, 2007 between Valens U.S. SPV I, LLC, as Agent, and Registrant. (19)

10.26	10.07	Subordination Agreement dated as of September 18, 2007 among EH&P Investments AG, Valens U.S. SPV I, LLC, as Agent, Registrant, and ICF Energy Corporation. (19)

10.27	10.08	Assignment, Bill of Sale and Conveyance dated September 18, 2007 between Prime Natural Resources, Inc. and ICF Energy Corporation. (19)

10.28	10.09	Collateral Assignment dated as of September 18, 2007 among Registrant, ICF Energy Corporation and Valens U.S. SPV I, LLC, as Agent. (19)

10.29	10.10	Master Security Agreement dated as of September 18, 2007 among Registrant, ICF Energy Corporation and Valens U.S. SPV I, LLC, as Agent. (19)

10.30	10.11	Funds Escrow Agreement dated as of September 18, 2007 among Registrant, ICF Energy Corporation, Valens U.S. SPV I, LLC, as Agent, Valens Offshore SPV II, Corp. and Loeb & Loeb, LLP. (19)

10.31	10.12	Agreement to Execute Shareholders’ Agreement dated as of September 18, 2007 among Registrant, ICF Energy Corporation and Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. (19)

10.32	10.13	Post Closing Letter Agreement dated as of September 18, 2007 between Registrant and Valens U.S. SPV I, LLC. (19)

Exhibit No.	SEC Report Reference No.	Description
10.33	10.14	Piggyback Registration Rights Agreement dated as of September 18, 2007 between Registrant and Prime Natural Resources, Inc. (19)

10.34	10.1	Notes Amendment Agreement dated as of December 7, 2007 by and among Registrant, ICF Energy Corporation, Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. (20)

10.35	10.2	Pooling Agreement effective as of July 1, 2007 between Savant Alaska, LLC and Registrant (20)

10.36	*	Consulting Agreement dated December 21, 2007 between Prime Natural Resources, Inc. and Registrant
10.37	*	Acreage Contribution Contract effective as of January 23, 2008 between Savant Alaska, LLC and Registrant

21	*	List of Subsidiaries of Registrant

23.1	*	Consent of Gottbetter & Partners, LLP (included in its opinion filed herewith as exhibit 5.1)

23.2	*	Consent of Malone & Bailey PC

23.3	*	Consent of Williams & Webster, PS

(1)
Filed with the Securities and Exchange Commission on June 4, 2004 as an exhibit, numbered as indicated above, to the Registrant’s Registration Statement on Form SB-2 (Registration No. 333-116169), which exhibits are incorporated herein by reference.

(2)
Filed with the Securities and Exchange Commission on February 24, 2006 as an exhibit, numbered as indicated above, to the Registrant’s Definitive Information Statement dated February 23, 2006, which exhibit is incorporated herein by reference.

(3)
Filed with the Securities and Exchange Commission on May 29, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Definitive Information Statement dated May 29, 2007, which exhibit is incorporated herein by reference.

(4)
Filed with the Securities and Exchange Commission on April 5, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated March 20, 2007, which exhibit is incorporated herein by reference.

(5)
Filed with the Securities and Exchange Commission on January 27, 2006 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated January 23, 2006, which exhibit is incorporated herein by reference.

(6)
Filed with the Securities and Exchange Commission on May 17, 2006 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated May 9, 2006, which exhibit is incorporated herein by reference.

(7)
Filed with the Securities and Exchange Commission on June 6, 2006 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated June 1, 2006, which exhibit is incorporated herein by reference.

(8)
Filed with the Securities and Exchange Commission on June 12, 2006 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated June 7, 2006, which exhibit is incorporated herein by reference.

(9)
Filed with the Securities and Exchange Commission on August 1, 2006 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated July 27, 2006, which exhibit is incorporated herein by reference.

(10)
Filed with the Securities and Exchange Commission on October 10, 2006 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated October 6, 2006, which exhibit is incorporated herein by reference.

(11)
Filed with the Securities and Exchange Commission on December 15, 2006 as an exhibit numbered as indicated above, to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended October 31, 2006, which exhibit is incorporated herein by reference.

(12)
Filed with the Securities and Exchange Commission on February 8, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated February 7, 2007, which exhibit is incorporated herein by reference.

(13)
Filed with the Securities and Exchange Commission on April 2, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated March 26, 2007, which exhibit is incorporated herein by reference.

(14)
Filed with the Securities and Exchange Commission on June 29, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated June 21, 2007, which exhibit is incorporated herein by reference.

(15)
Filed with the Securities and Exchange Commission on July 30, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Annual Report on Form 10-KSB dated April 30, 2007, which exhibit is incorporated herein by reference.

(16)
Filed with the Securities and Exchange Commission on August 28, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated August 23, 2007, which exhibit is incorporated herein by reference.

(17)
Filed with the Securities and Exchange Commission on September 7, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated August 31, 2007, which exhibit is incorporated herein by reference.

(18)
Filed with the Securities and Exchange Commission on September 19, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Quarterly Report on Form 10-QSB dated July 31, 2007, which exhibit is incorporated herein by reference.

(19)
Filed with the Securities and Exchange Commission on September 24, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated September 18, 2007, which exhibit is incorporated herein by reference.

(20)
Filed with the Securities and Exchange Commission on December 17, 2007 as an exhibit, numbered as indicated above, to the Registrant’s Quarterly Report on Form 10-QSB dated October 31, 2007, which exhibit is incorporated herein by reference.

* Filed herewith.